Exhibit 10.35

EXECUTION VERSION

MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, New York 10036	ROYAL BANK OF CANADA 200 Vesey Street New York, New York 10281	CITIGROUP GLOBAL MARKETS INC. 388 Greenwich Street New York, New York 10013

CITIZENS BANK, NATIONAL ASSOCIATION 28 State Street Boston, MA 02109	PNC BANK, NATIONAL ASSOCIATION PNC CAPITAL MARKETS LLC 225 Fifth Ave Pittsburgh, PA 15228

Highly Confidential

September 24, 2015

Lannett Company, Inc.
13200 Townsend Road
Philadelphia, PA 19154

Attention:  Arthur P. Bedrosian, Chief Executive Officer

Project Orion
Amended and Restated Commitment Letter

Ladies and Gentlemen:

You have advised Morgan Stanley Senior Funding, Inc. (“MSSF”), Royal Bank of Canada (“Royal Bank”), Citi (as defined below), Citizens Bank, National Association (“Citizens”), PNC Bank, National Association (“PNC” and, together with MSSF, Royal Bank, Citi, Citizens and any other initial lender approved by you and us that becomes a party hereto, each an “Initial Lender” and collectively, the “Initial Lenders”), PNC Capital Markets LLC (“PNC Capital Markets”) and RBC Capital Markets(1) (“RBCCM” and, together with PNC Capital Markets and the Initial Lenders, the “Commitment Parties”, “we” or “us”) that Lannett Company, Inc. (the “Company” or the “Borrower”) will directly or indirectly acquire (the “Acquisition”) from UCB Manufacturing, Inc., a Delaware corporation (“UMI”) and an indirect wholly-owned subsidiary of UCB S.A., a limited liability company organized under the laws of Belgium (“UCB” and, together with UMI, the “Sellers”) the Transferred Share (as defined in the Stock Purchase Agreement (as defined in Exhibit A)) (collectively, the “Target Assets”).  You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”).  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description and in the Term Sheets described below; the Term Sheets, together with this amended and restated commitment letter, the Transaction Description and the Summary of Additional Conditions attached hereto as Exhibit C, collectively, this “Commitment Letter”).

(1) RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

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For purposes of this Commitment Letter, “Citi” shall mean Citigroup Global Markets Inc. (“CMGI”), as well as Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any other of its affiliates as CMGI shall determine to be appropriate to provide the services contemplated herein and under the Fee Letter (subject to the confidentiality, assignment and other provisions hereof and thereof).  The Commitment Parties may, from time to time, determine to provide certain of the services contemplated herein through one or more of their respective affiliates. It is understood and agreed that CGMI is entering into this Commitment Letter for and on behalf of Citi.

1.                                      Commitment.  Based upon the foregoing and subject to the terms and only to the conditions expressly set forth in Section 5 and Exhibit C of this Commitment Letter, each of MSSF, Royal Bank, Citi, Citizens and PNC hereby commits, severally and not jointly, to provide to the Borrower 35%, 35%, 24%, 2.3% and 3.7%, respectively, of each of the Bank Facilities (as defined in Exhibit A) (plus, at your option pursuant to the terms of the Fee Letter, the amount of any Term Loan Flex Increase) upon the principal terms set forth in the Senior Secured Credit Facilities Summary of Terms and Conditions attached hereto as Exhibit B (and incorporated by reference herein) (the “Bank Facilities Term Sheet” and, together with the Transaction Description and the Summary of Additional Conditions attached hereto as Exhibit C, the “Term Sheets”).

2.                                      Appointment of Roles.  You hereby appoint each of (i) MSSF, RBCCM and Citi (acting alone or through or with affiliates selected by it) to act as joint lead arranger and joint bookrunner (in such capacity, a “Joint Lead Arranger”) and (ii) PNC and Citizens to act as Co-Documentation Agents (in such capacity, a “Co-Documentation Agent”) for the Bank Facilities.

It is understood and agreed that (i) MSSF will appear on the top left of the cover page of any marketing materials for any of the Bank Facilities, and will hold the roles and responsibilities conventionally understood to be associated with such name placement, (ii) Royal Bank and RBCCM will appear immediately to the right of MSSF on the cover page of any marketing materials for any of the Bank Facilities, (iii) Citi will appear immediately to the right of Royal Bank and RBCCM on the cover page of any marketing materials for any of the Bank Facilities and (iv) Citizens and PNC shall appear below the foregoing on the cover page of any marketing materials for any of the Bank Facilities.

3.                                      Syndication.  The Joint Lead Arrangers reserve the right, prior to or after the execution of the definitive documentation for each of the Bank Facilities (as further defined in the Term Sheets, the “Loan Documents”), to syndicate the Bank Facilities hereunder to one or more financial institutions or other lenders in consultation with and reasonably acceptable to you (together with the Initial Lenders, the “Lenders”).  The Joint Lead Arrangers agree not to syndicate the Bank Facilities to (i) certain banks, financial institutions and other institutional lenders that have been specified to the Joint Lead Arrangers by you in writing at any time prior to your acceptance hereof, (ii) any of your competitors that have been specified to the Joint Lead Arrangers before the Closing Date or the Administrative Agent (as defined in the Term Sheets) after the Closing Date by you in writing at any time and from time to time and (iii) in the case of each of clauses (i) and (ii), any of their respective affiliates (other than any bona fide debt funds) that are either (x) identified in writing by you from time to time or (y) clearly identifiable on the

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basis of such affiliate’s name (clauses (i), (ii) and (iii) above, collectively, the “Disqualified Lenders”).  Notwithstanding our right to syndicate the Bank Facilities and receive commitments with respect thereto, (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Bank Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Bank Facilities, including its commitments in respect thereof, until after the Closing Date has occurred, (ii) no assignment or novation shall become effective with respect to all or any portion of an Initial Lender’s commitments in respect of the Bank Facilities until the initial funding of the Bank Facilities by such Initial Lender and (iii) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Bank Facilities and this Commitment Letter, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

You understand that each of the Bank Facilities will be separately syndicated, and until the earlier to occur of (i) a Successful Syndication (as defined in the Fee Letter) and (ii) 60 days after the Closing Date (such period, the “Syndication Period”) you agree to assist us in completing syndications that are reasonably satisfactory to the Joint Lead Arrangers and you.  Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your existing banking relationships and to the extent practical and appropriate and not in contravention of the Stock Purchase Agreement, the existing banking relationships of the Sellers and your and the Sellers’ subsidiaries, (b) direct contact between your senior management, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts to ensure such contact between the senior management of the business to be acquired from the Sellers (the “Acquired Business”), on the one hand, and the proposed Lenders, on the other hand, subject to the limitations on your rights set forth in the Stock Purchase Agreement), (c) your assistance (and your using commercially reasonable efforts to cause the Sellers and your and its subsidiaries to assist) in prompt preparation of customary Confidential Information Memoranda and other customary marketing materials to be used in connection with the syndications, subject to the limitations on your rights set forth in the Stock Purchase Agreement (such marketing materials and the Confidential Information Memoranda, collectively, with the Term Sheets and the information and projections referred to in the next succeeding paragraph, the “Information Materials”), (d) the hosting, with the Joint Lead Arrangers, of one or more meetings of and conference calls with prospective Lenders at times and locations mutually agreed upon and upon reasonable advance notice, (e) your using commercially reasonable efforts to ensure that there are not any competing issues of debt securities or commercial bank or other credit facilities of you, the Acquired Business or your or its subsidiaries, offered, placed, announced or arranged (excluding the Bank Facilities, any indebtedness of the Acquired Business and its subsidiaries permitted to be incurred pursuant to the Stock Purchase Agreement, hedging and cash management arrangements, and any other indebtedness contemplated hereby to remain outstanding after the Closing Date), to the extent such offering, placement, announcement or arrangement could reasonably be expected to materially impair the primary syndication of the Bank Facilities, without the prior written consent of the Joint Lead Arrangers (such consent not to be unreasonably withheld or delayed) (it being understood that the Borrower, the Sellers and their respective subsidiaries’ deferred purchase price obligations, ordinary course working capital facilities and ordinary course capital leases, purchase money and equipment financings, any renewals of existing revolving credit facilities that mature prior to the Closing Date and any indebtedness permitted to be incurred and

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remain outstanding pursuant to the terms of the Stock Purchase Agreement will not be deemed to materially impair the primary syndication of the Bank Facilities), and (f) prior to the launch of the syndication of the Bank Facilities, using your commercially reasonable efforts to obtain a monitored public corporate credit rating from Standard & Poor’s Ratings Service (“S&P”) and a monitored public corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”), in each case with respect to the Borrower (such ratings, the “Corporate Ratings”), and public ratings for each of the Bank Facilities from each of S&P and Moody’s (such ratings being, collectively, the “Ratings”), in each case giving effect to the Transactions.  You agree to use your commercially reasonable efforts to amend that certain Credit Agreement, dated as of December 18, 2013 (as amended, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Revolving Credit Agreement”), among the Borrower, as borrower, the financial institutions party thereto from time to time, as lenders, and Citibank, N.A., as administrative agent, on terms satisfactory to the Joint Lead Arrangers (such amendment, the “Existing Revolver Amendment”) by no later than September 18, 2015  (the “Amendment Date”).  Without limiting your obligations to assist with syndication efforts as set forth above, the Commitment Parties agree that none of the commencement or the completion of such syndications or the receipt of Ratings or the obtaining of the Existing Revolver Amendment is a condition to its commitment hereunder.

The Joint Lead Arrangers will manage, in consultation with you, all aspects of the syndication of the Bank Facilities, including, without limitation, selection of Lenders, determination of when the Joint Lead Arrangers will approach potential Lenders and the time of acceptance of the Lenders’ commitments, any naming rights, the final allocations of the commitments among the Lenders (which are likely not to be pro rata across the Bank Facilities among Lenders) and the amount and distribution of fees among the Lenders.  To assist the Joint Lead Arrangers in their syndication efforts, you agree promptly to prepare and provide to the Joint Lead Arrangers (and to use commercially reasonable efforts to cause the Sellers to provide to the Joint Lead Arrangers) all information with respect to you, the Acquired Business and your and its subsidiaries and the Transactions, including, without limitation, all financial information and the projections of and other forward-looking information with respect to the Borrower (the “Projections”), that the Joint Lead Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the Bank Facilities.

You agree to assist in the preparation of a version of the Confidential Information Memoranda (and related marketing materials) and presentations to be used in connection with the syndication of the Bank Facilities, consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to you, the Sellers or your or the Sellers’ respective subsidiaries or any securities of you, the Sellers or your or the Sellers’ respective subsidiaries for purposes of foreign, United States Federal and state securities laws (all such information and documentation being “Public Lender Information”).  Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”.  You further agree that, unless expressly identified as “Public Lender Information”, each document to be disseminated by the Joint Lead Arrangers to any Lender in connection with the Bank Facilities will be deemed to contain Private Lender Information.  It is understood that in connection with your assistance described above, authorization letters will be included in any Confidential Information Memorandum that authorize the distribution of such Confidential Information Memorandum to prospective Lenders, containing a representation from

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you to the Joint Lead Arrangers that the public-side version does not include information other than Public Lender Information, and exculpating you and the Commitment Parties and each of your and their respective affiliates with respect to any liability related to the use of the contents of such Confidential Information Memorandum or any related marketing material by the recipients thereof.  You agree to use commercially reasonable efforts to identify that portion of the Information that may be distributed to the Public Lenders as “PUBLIC”.  You acknowledge that the following documents contain solely Public Lender Information (unless you notify us promptly that any such document contains Private Lender Information):  (a) drafts and final definitive documentation with respect to the Bank Facilities; (b) administrative materials prepared by the Joint Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda); and (c) notification of changes in the terms of the Bank Facilities.

4.                                      Fees.  As consideration for our commitments hereunder and our undertakings to arrange, manage, structure and syndicate the Bank Facilities, you agree to pay to us the fees and fulfill the other obligations set forth in the Term Sheets and in the Amended and Restated Fee Letter among us and you dated the date hereof (the “Fee Letter”).

5.                                      Conditions.  Our commitments and undertakings hereunder are subject solely to (a) there not having occurred, since June 30, 2015, a “Material Adverse Effect” (as defined in the Stock Purchase Agreement as in effect on September 2, 2015), (b) the accuracy of the Specified Representations (as defined below) in all material respects and the Specified Stock Purchase Agreement Representations (as defined below), (c) with respect to the Revolving Facility only, the Existing Revolver Amendment shall not have become effective on or prior to the Amendment Date, and (d) satisfaction of the conditions set forth in Exhibit C hereto, subject to the Certain Funds Provision (defined below).  The conditions set forth in the foregoing clauses (a) through (d) being referred to in this Commitment Letter as the “Specified Conditions”.

Notwithstanding anything in this Commitment Letter, the Term Sheets, the Fee Letter, the Loan Documents or any other letter agreement or other undertaking between us and you concerning the financing of the Transactions to the contrary, (i) the only representations and warranties, the accuracy of which shall be a condition to availability of the Bank Facilities on the Closing Date shall be (a) such of the representations made by or on behalf of the Sellers or any seller party to the Stock Purchase Agreement in the Stock Purchase Agreement as are material to the interests of the Lenders, but only to the extent that your or any of your affiliates has the right to terminate its obligations under the Stock Purchase Agreement, or to decline to consummate the Acquisition pursuant to the Stock Purchase Agreement, without liability as a result of a breach of such representations or warranties in the Stock Purchase Agreement (such representations, the “Specified Stock Purchase Agreement Representations”) and (b) the Specified Representations and (ii) the terms of the Loan Documents shall be in a form such that they do not impair availability of the Bank Facilities on the Closing Date if the Specified Conditions are satisfied (it being understood that, (a) to the extent any Collateral (as defined in Exhibit B) (including the creation or perfection of any security interest) referred to in the Term Sheets cannot be provided on the Closing Date (other than the grant and perfection of security interests (x) in assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code (“UCC”) (such collateral, the “Filing Collateral”) or (y) in capital stock with respect to which a lien may be perfected by the delivery

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of a definitive stock certificate (“Possessory Collateral”)) after your use of commercially reasonable efforts to do so and without undue burden or expense, then the delivery of such Collateral shall not constitute a condition precedent to the availability of the Bank Facilities on the Closing Date but shall be required to be delivered after the Closing Date (and in any event, no later than 90 days after the Closing Date (as extended by the Administrative Agent (as defined in Exhibit B) in its reasonable discretion) pursuant to arrangements to be mutually agreed), (b) with respect to perfection of security interests in Filing Collateral, your sole obligation on the Closing Date shall be to deliver, or cause to be delivered, necessary UCC financing statements with respect to the Company and its subsidiaries that are required to become the Borrower or Guarantors (as defined in Exhibit B) to the Administrative Agent and (c) with respect to perfection of security interests in Possessory Collateral, your sole obligation on the Closing Date shall be to deliver to the Administrative Agent Possessory Collateral together with undated powers executed in blank.  For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Term Sheets relating to corporate existence, absence of conflicts with charter documents (as they relate to the entering into and performance of the Loan Documents), power and authority, due authorization, execution, delivery and enforceability of the Loan Documents (in each case, as they relate to the entering into and performance of the Loan Documents), solvency (in scope consistent with the solvency certificate to be delivered pursuant to Exhibit C), Federal Reserve margin regulations, Investment Company Act, PATRIOT Act, use of proceeds not violating FCPA or OFAC and the creation, validity, priority and perfection of security interests in the Collateral (subject to the parenthetical in clause (ii) above).  Notwithstanding anything in this Commitment Letter, the Fee Letter, the Loan Documents or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, the only conditions to availability of the Bank Facilities on the Closing Date are the Specified Conditions.  This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision”.

6.                                      Information.  You hereby represent and warrant that (and with respect to the Target Assets, to the best of your knowledge that) (a) all written information (other than the Projections and information of a general economic, forward looking or industry nature) (the “Information”) that has been or will be made available to the Commitment Parties by or on behalf of you or any of your representatives or affiliates, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, as the case may be, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been made or will be made available to the Commitment Parties by or on behalf of you or any of your representatives or affiliates and that have or will be made available to us or any Lender in connection with the Transactions have been or will be, as the case may be, prepared in good faith based upon assumptions believed by the preparer thereof to be reasonable at the time so made available (it being recognized by us that such Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material).  You agree to supplement the Information and the Projections from time to time until the later of the Closing Date and the completion of the Syndication Period, so that the representation and covenant in the preceding sentence each remains correct.  In arranging the Bank Facilities, including the syndications of the

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Bank Facilities, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

7.                                      Expenses.  You agree, if the Closing Date occurs, to pay or reimburse each Commitment Party for all reasonable and documented out-of-pocket costs and expenses (including, without limitation, expenses of such Commitment Party’s due diligence investigation, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel identified in the Term Sheets and one local counsel in each relevant jurisdiction and, in the case of a conflict of interest, one additional counsel) incurred by such Commitment Party or its affiliates (whether incurred before or after the date hereof) in connection with the Bank Facilities and the preparation, negotiation, execution and delivery of this Commitment Letter and Fee Letter, the Loan Documents and any security arrangements in connection therewith.  You further agree to pay all reasonable and documented out-of-pocket costs and expenses of each Commitment Party and its affiliates (including, without limitation, reasonable fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder.

8.                                      Indemnification.  You agree to indemnify and hold harmless each Commitment Party and its affiliates and each Commitment Party’s and its affiliates’ respective officers, directors, employees, advisors, agents, other representatives and controlling persons (each Commitment Party and each such other person being an “Indemnified Person”), from and against any and all losses, claims, damages, liabilities and expenses (excluding expenses of the nature described in Section 7 above), joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Term Sheets, the Transactions and the other transactions contemplated hereby or thereby, the Bank Facilities, the use of proceeds thereof and any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto or whether a Proceeding is brought by a third party or by you or the Sellers or any of your or the Sellers’ affiliates, creditors or shareholders or any other person, and to reimburse each such Indemnified Person upon demand for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing by one counsel to the Indemnified Persons taken as a whole and one local counsel in each relevant jurisdiction and, in the case of a conflict of interest, one additional counsel to the affected Indemnified Persons taken as a whole; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses (x) to the extent they have been determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of any Indemnified Person or any of its Related Persons (as defined below), or material breach in bad faith by any Indemnified Person of its obligations under this Commitment Letter or the Loan Documents or of applicable laws (y) that have resulted from any dispute solely among the Commitment Parties not arising from any act or omission by the Borrower, the Sellers and their respective affiliates, other than any proceeding against an Indemnified Person in its role as agent or arranger; and provided further that such Indemnified Person shall promptly repay you all expense reimbursements previously made pursuant to this paragraph to the extent that such Indemnified Person is finally determined not to be entitled to indemnification hereunder as contemplated by the preceding proviso of this paragraph.  Notwithstanding any other provision of this Commitment Letter, no Indemnified

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Person shall be liable for (i) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages have been determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or such Related Person or (ii) any special, indirect, consequential or punitive damages in connection with its activities related to this Commitment Letter or the Bank Facilities.

For purposes hereof, a “Related Person” of an Indemnified Person means (1) any controlling person or affiliate of such Indemnified Person, (2) the respective directors, officers, or employees of such Indemnified Person or any of its controlling persons or affiliates and (3) the respective agents or representatives of such Indemnified Person or any of its controlling persons or affiliates, in the case of this clause (3), acting on behalf of or at the instructions of such Indemnified Person, controlling person or such affiliate.

You shall not be liable for any settlement of any Proceedings effected without your prior written consent (which consent shall not be unreasonably conditioned, withheld or delayed), but if settled with your prior written consent or if there is a judgment in any such Proceedings, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the preceding paragraph.  You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably conditioned, withheld or delayed), effect any settlement or consent to the entry of any judgment of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings, (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person and (iii) contains customary confidentiality and non-disparagement provisions.  Without limitation of your indemnification obligations under this Commitment Letter, in no event shall you, the Sellers and your respective subsidiaries be liable for special, indirect, consequential or punitive damages.

9.                                      Confidentiality.  You agree that you will not disclose, directly or indirectly, the Fee Letter and the contents thereof or this Commitment Letter and the Term Sheets and the contents hereof and thereof, or the activities of the Commitment Parties pursuant hereto or thereto, to any person without prior written approval of the Commitment Parties (not to be unreasonably conditioned, withheld or delayed), except that you may disclose (a) the Commitment Letter, the Term Sheets, the Fee Letter and the contents hereof and thereof (i) to your officers, directors, agents, employees, attorneys, accountants and advisors, in each case in connection with the Transactions or the Acquisition on a confidential and need-to-know basis and (ii) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law, rule, regulation or compulsory legal process based on the reasonable advice of your legal counsel (in which case you agree to provide prompt written notice thereof, such notice to be provided in advance to the extent permitted by applicable law), (b) this Commitment Letter, the Term Sheets and the contents hereof and thereof and the Fee Letter and the contents thereof on a redacted basis, with

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such redaction to be reasonably acceptable to the Joint Lead Arrangers, to the Sellers and its officers, directors, employees, attorneys, accountants and advisors, in each case in connection with the Transactions and on a confidential and need-to-know basis, (c) the existence and contents of the Term Sheets to any rating agency and potential Lenders in connection with the Transactions and (d) to the extent required by applicable law, the existence and contents of this Commitment Letter and the Term Sheets in any public filing or prospectus or private placement offering documents in connection with the Acquisition or the financing thereof (it being acknowledged that the fees in the Fee Letter may be included generically in projections and pro forma information and in a generic disclosure of aggregate sources and uses contained in such syndication and other marketing materials). Your obligation under this Section 9 shall automatically expire upon the third anniversary of September 2, 2015.

Notwithstanding anything herein to the contrary, you (and any employee, representative or other agent of yours) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and the Fee Letter and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter or the Fee Letter and (ii) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.  For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter and the Fee Letter is the purported or claimed U.S. Federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such transactions.

We shall use all material non-public information received by us in connection with the Acquisition and the other transactions contemplated by this Commitment Letter solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent us from disclosing any such information (a) to rating agencies, (b) to any Lenders (other than Disqualified Lenders) or participants, prospective Lenders or participants or any direct or indirect contractual counterparties (or prospective counterparties) to any swap or derivative transaction relating to the Borrower and its obligations under the Bank Facilities, (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case we agree to promptly notify you, such notice to be provided in advance to the extent permitted by applicable law), (d) upon the request or demand of any regulatory authority having or purporting to have jurisdiction over us or our affiliates (in which case we agree to, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify you to the extent lawfully permitted to do so), (e) to our officers, directors, agents, employees, attorneys, accountants and advisors (collectively, “Representatives”) who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (f) to any of our respective affiliates and their respective Representatives (provided that any such affiliate is advised of its obligation to retain such information as confidential to the extent provided herein and we shall be responsible for our affiliates’ compliance with this paragraph) solely in

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connection with the Acquisition and the other transactions contemplated by this Commitment Letter, (g) to the extent any such information becomes publicly available other than by reason of disclosure by us, our affiliates or Representatives in breach of this Commitment Letter, or to the extent any such information is developed independently by us as evidenced by our written records, (h) to the extent any such information is developed independently by any Commitment Party without any use of or reference to the confidential information and (i) for purposes of establishing a “due diligence” defense or in connection with the exercise of any rights or remedies; provided that the disclosure of any such information to any Lenders or prospective Lenders, participants or prospective participants or derivative counterparties or prospective derivative counterparties referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender, participant or prospective participant or derivative counterparty or prospective derivative counterparty that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with our standard syndication processes or customary market standards for dissemination of such type of information.  Our obligations under this paragraph shall automatically expire upon the earlier of execution and delivery of the Loan Documents and the second anniversary of September 2, 2015.

In consultation with you, any of the Commitment Parties may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or World Wide Web as it may choose, and circulate similar promotional materials, in the form of a “tombstone” or otherwise describing the names of you, the Sellers and your and its affiliates (or any of them), and the amount, type and closing date of the Bank Facilities, all at such Commitment Party’s expense.  We may also use the information described in the preceding sentence from time to time after the Closing Date, and without the requirement to consult with you or the Sellers, in case studies and other presentations and materials prepared for actual or prospective clients and not intended to be broadly distributed.

You acknowledge that each Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise.  The Commitment Parties and their respective affiliates will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or any of their other relationships with you in connection with the performance by them and their affiliates of services for other companies, and the Commitment Parties and their respective affiliates will not furnish any such information to such other companies.  By the same token, we will not make available to you confidential information that we have obtained or may obtain from any other customer.  You also acknowledge that no Commitment Party, nor any of its affiliates, have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, the Sellers or your or its subsidiaries, confidential information obtained by such Commitment Party and its affiliates from other companies.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’

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understanding, that:  (i) each of the Bank Facilities and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (iv) in connection with the financing transactions contemplated hereby and the process leading to such transactions, each of the Commitment Parties has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary for you or the Sellers or any of your or the Sellers’ affiliates, stockholders, creditors or employees or any other party, (v) the Commitment Parties have not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the financing transactions contemplated hereby or the process leading thereto, and the Commitment Parties have no obligation to you or your affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter, and (vi) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates.  To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any financing transaction contemplated by this Commitment Letter.  No Commitment Party has provided any legal, accounting, financial advisory, regulatory or tax advice with respect to the Transactions and the other transactions contemplated by this Commitment Letter and the Term Sheets and you have consulted with your own legal, accounting, financial advisory, regulatory and tax advisors to the extent you have deemed it appropriate to do so.

10.                               Termination.  Our commitments and undertakings hereunder shall terminate in their entirety automatically without further notice or action by us on the first to occur of (a) February 2, 2016, (b) with respect to our commitments and undertakings hereunder in respect of the Bank Facilities, consummation of the Acquisition without use of the Bank Facilities, (c) with respect to the Revolving Facility only, upon the Existing Revolver Amendment becoming effective by no later than the Amendment Date, and (d) the termination of the Stock Purchase Agreement in accordance with the terms thereof.  Notwithstanding anything in this Section 10 to the contrary, the termination of any commitment pursuant to this paragraph does not prejudice your or our rights and remedies in respect of any breach of this Commitment Letter that occurred prior to such termination.

The Fee Letter and the compensation, reimbursement, indemnification, syndication, jurisdiction, absence of fiduciary relationship, governing law, waiver of jury trial and confidentiality provisions contained herein shall remain in full force and effect regardless of whether the Loan Documents shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any Lender’s commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to confidentiality and assistance to be provided in connection with the syndication of the Bank Facilities) shall automatically terminate and be superseded to the extent of any corresponding

11

provisions of the Loan Documents covering substantially the same subject matter upon the execution and delivery thereof, and you shall automatically be released from all liability hereunder in connection therewith at such time.

11.                               Assignment; etc.  This Commitment Letter and the commitments and undertakings hereunder shall not be assignable by any party hereto without the prior written consent of each other party hereto, and any attempted assignment shall be void and of no effect; provided, however, each Commitment Party may assign its commitment hereunder, in whole or in part, subject to Section 3 hereof, in connection with the syndication of the Bank Facilities or to Additional Arrangers.  This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons, except that the Commitment Parties may perform the duties and activities described hereunder through any of their respective affiliates or branches and the provisions of the third preceding paragraph shall apply with equal force and effect to any of such affiliates or branches so performing any such duties or activities.

12.                               Governing Law; Waiver of Jury Trial; etc.  This Commitment Letter and the Fee Letter shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof to the extent that such principles would direct a matter to another jurisdiction.  Each of the parties hereto waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of this Commitment Letter, the Fee Letter each element of the Transactions or the performance by us or any of our affiliates of the services contemplated hereby.  In addition, with respect to any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the Transactions or the performance of any of the parties hereunder, the parties hereto hereby irrevocably:  (a) submit to the exclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan; (b) agree that all claims with respect to such action or proceeding may be heard and determined in such New York State or Federal court; (c) waive the defense of any inconvenient forum to such New York State or Federal court; (d) agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in another jurisdiction by suit on the judgment or in any other manner provided by law; and (e) consent to service of process by mailing or delivering a copy of such process to such party at its address set forth in Section 15 hereof and agree that such service shall be effective when sent or delivered.  Nothing in this Commitment Letter shall affect any right that any Commitment Party or any of its affiliates may otherwise have to bring any action or proceeding relating to this Commitment Letter and the Transactions against you or your properties in the courts of any jurisdiction.

13.                               Amendments; Counterparts; etc.  No amendment or waiver of any provision hereof, the Fee Letter or of the Term Sheets shall be effective unless in writing and signed by the parties hereto and thereto, as the case may be, and then only in the specific instance and for the specific purpose for which given.  This Commitment Letter, the Term Sheets and the Fee Letter are the only agreements between the parties hereto with respect to the matters contemplated hereby and thereby and set forth the entire understanding of the parties with respect thereto.  This Commitment Letter may be executed in any number of counterparts and by

12

different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission (or in “pdf” or similar format by electronic mail) shall be effective as delivery of a manually executed counterpart of this Commitment Letter.

14.                               PATRIOT Act Notification.  We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (as the same may be extended and in effect from time to time, the “PATRIOT Act”), each Commitment Party is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name, address, tax identification number and other information regarding the Borrower and the Guarantors that will allow the Commitment Parties to identify the Borrower and the Guarantors in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Commitment Party and each Lender.  You hereby acknowledge and agree that the Commitment Parties shall be permitted to share any or all such information with the Lenders.

15.                               Notices.  Any notice given pursuant to this Commitment Letter shall be mailed or hand delivered in writing, if to (a) you, at your address set forth on page one hereof; (b) MSSF, at 1585 Broadway, New York, NY, Attention: High Yield Syndicate Desk; (c) Royal Bank and RBCCM, at 3 World Financial Center, 200 Vesey St. – 12th floor, New York, NY 100281, Attention:  Amy Promaine; (d) Citi at 390 Greenwich St., 1st Floor, New York, NY 10013  Attn: High Yield Syndicate Desk, (e) Citizens at 28 State Street, 15th Floor, Boston, MA 02109; and (f) PNC at 225 Fifth Ave, Pittsburgh, PA 15228.

Each of the parties hereto agrees that this Commitment Letter and the Fee Letter are binding and enforceable agreements with respect to the subject matter contained herein and therein, including an agreement to negotiate in good faith the Bank Facilities by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder by the Commitment Parties are subject only to the conditions precedent set forth in Section 5 hereof and Exhibit C.

If the foregoing proposal is acceptable to you, please so confirm by signing and returning to us executed counterparts of this Commitment Letter and the Fee Letter.  Unless we receive your executed counterparts hereof and thereof by 11:59 p.m., New York City time, on September 24, 2015, our offer hereunder will automatically expire at such time without further action or notice.

16.                               Amendment and Restatement.  This Commitment Letter amends and restates in its entirety the Commitment Letter, dated September 2, 2015, by and among you, MSSF, Royal Bank and RBCCM (the “Existing Commitment Letter”).  However, the parties acknowledge and agree that, except to the extent contemplated hereby, this Commitment Letter does not constitute a novation or termination of your or our obligations or liabilities under the Existing Commitment Letter, as in effect prior to the date hereof.

[Signature pages follow.]

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We are pleased to have this opportunity and we look forward to working with you on this transaction.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Nehal Abdel Hakim
	Name:	Nehal Abdel Hakim
	Title:	Authorized Signatory

ROYAL BANK OF CANADA

By:	/s/ James S. Wolfe
	Name:	James S. Wolfe
	Title:	Managing Director, Head of Global Leveraged Finance

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Justin Tichauer
	Name:	Justin Tichauer
	Title:	Director

CITIZENS BANK, NATIONAL ASSOCIATION

By:	/s/ Jason S. Miller
	Name:	Jason S. Miller
	Title:	Managing Director

[Signature Page to Project Orion Amended and Restated Commitment Letter]

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ John M. DiNapoli
	Name:	John M. DiNapoli
	Title:	Senior Vice President

PNC CAPITAL MARKETS LLC

By:	/s/ Lawrence Daly
	Name:	Lawrence Daly
	Title:	Managing Director

[Signature Page to Project Orion Amended and Restated Commitment Letter]

Accepted and agreed to as of
the date first written above:

LANNETT COMPANY, INC.

By:	/s/ Arthur P. Bedrosian
	Name:	Arthur P. Bedrosian
	Title:	Chief Executive Officer

[Signature Page to Project Orion Amended and Restated Commitment Letter]

CONFIDENTIAL	EXHIBIT A

Project Orion
Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached or the other Exhibits to the Commitment Letter.

In connection with the Company’s acquisition of the Target Assets, it is intended that:

(a)                                 Pursuant to the terms of that certain Stock Purchase Agreement, dated as of September 2, 2015, by and among the Company and the Sellers (together with all exhibits, schedules and disclosure letters thereto, collectively, the “Stock Purchase Agreement”), the Company will acquire the Target Assets from the Sellers.

(b)                                 The Company will obtain senior secured credit facilities in an aggregate principal amount of up to $1,285,000,000 (plus, at the Company’s option pursuant to the Fee Letter, any Term Loan Flex Increase) comprising (i) in the event that the Existing Revolver Amendment shall not have become effective on or prior to the Closing Date, a senior secured revolving credit facility in an aggregate principal amount of up to $125,000,000 (the “Revolving Facility”) and (ii) a senior secured term loan facility in an aggregate principal amount of up to $1,160,000,000 (as such amount may be (A) reduced pursuant to the immediately following paragraph and (B) increased, at the Company’s option pursuant to the Fee Letter, by any Term Loan Flex Increase) (the “Term Facility” and, together with the Revolving Facility, the “Bank Facilities”).

To the extent that the Borrower issues any debt securities (including, without limitation, Take-out Securities (as defined in the Fee Letter)) or other equity-linked or equity securities on or before the Closing Date for purposes of funding the Transactions, the commitments of the Commitment Parties with respect to the Term Facility shall be reduced on a dollar-for-dollar basis by an amount equal to (x) the gross proceeds of any such debt or equity-linked securities or any equity securities, as applicable, minus (y) any original issue discount in the issue price of any of the foregoing or upfront fees paid in connection with the issuance of any of the foregoing.

(c)                                  All the existing third party indebtedness for borrowed money of the Company, the Transferred Subsidiary (as defined in the Stock Purchase Agreement) and their respective subsidiaries (excluding (x) in the event that the Existing Revolver Amendment becomes effective, indebtedness under the Existing Revolving Credit Agreement, as amended, (y) indebtedness of Cody LCI Realty, LLC, a Wyoming limited liability company and (z) certain limited other indebtedness that the Joint Lead Arrangers reasonably agree may remain outstanding after the Closing Date) will be refinanced or repaid, and all security and guaranties in respect thereof discharged and released (the “Refinancing”).

(d)                                 The proceeds of the Term Facility and the Take-out Securities (if any) will be applied (i) to pay the Acquisition consideration, (ii) to pay the fees and expenses incurred in

A-1

connection with the Transactions (such fees and expenses, the “Transaction Costs”) and (iii) to pay for the Refinancing (the amounts set forth in clauses (i) through (iii) above, collectively, the “Acquisition Costs”).

The transactions described above are collectively referred to herein as the “Transactions” and the date of the initial funding of the Bank Facilities and/or the Senior Notes and the consummation of the Acquisition, the “Closing Date”.

A-2

CONFIDENTIAL	EXHIBIT B

Project Orion
Senior Secured Credit Facilities
Summary of Principal Terms and Conditions

Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached or the other Exhibits to the Commitment Letter.

Borrower:	Lannett Company, Inc. (the “Borrower”).

Joint Lead Arrangers and Bookrunners:

Morgan Stanley Senior Funding, Inc. (“MSSF”), RBC Capital Markets, Citi and each other financial institution appointed as a joint lead arranger and/or joint bookrunner pursuant to the terms of the Commitment Letter (the “Joint Lead Arrangers”).

Administrative Agent and Collateral Agent:	MSSF will act as the sole administrative agent and sole collateral agent (in such capacities, the “Administrative Agent”) for the Lenders.

Co- Documentation Agents:	Citizens Bank, National Association (“Citizens”) and PNC Bank, National Association (“PNC”).

Transactions:	As described in Exhibit A to the Commitment Letter.

Lenders:

MSSF, Royal Bank of Canada (“Royal Bank”), Citi (or one of their affiliates), Citizens, PNC and a syndicate of financial institutions and other lenders (the “Lenders”) arranged by the Joint Lead Arrangers as contemplated by the Commitment Letter.

Term Facility:

A senior secured term loan facility in an aggregate principal amount of up to $1,160.0 million, plus, at the Borrower’s option pursuant to the terms of the Fee Letter, the Term Loan Flex Increase (the “Term Facility”).

Loans under the Term Facility (the “Term Loans”) will be available to the Borrower in U.S. dollars.

Revolving Facility:

A senior secured revolving credit facility in an aggregate principal amount of up to $125.0 million (the “Revolving Facility”; together with the Term Facility, the “Bank Facilities”).  Lenders with commitments under the Revolving Facility are collectively referred to herein as the “Revolving Lenders”.

The commitment to make loans under the Revolving Facility (the “Revolving Loans”) will be available to the Borrower in U.S. dollars.

Swingline Facility:

The Administrative Agent or another consenting Revolving Lender approved by the Administrative Agent and the Borrower (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility under which the Swingline Lenders shall make at their absolute discretion short-term borrowings to the Borrower in U.S. dollars (in minimum amounts to be agreed upon and integral multiples to be agreed upon) of up to an amount to be agreed; provided, that no Swingline Lender shall be obligated to make available swingline borrowings, or fund participations in any swingline loans, in an aggregate amount exceeding such Swingline Lender’s commitment on a pro rata basis.  Except for purposes of calculating the commitment fee described below, any such swingline borrowings will reduce availability under the Revolving Facility on a dollar-for-dollar basis.  The Revolving Lenders will be unconditionally obligated to purchase participations in any swingline loan pro rata based upon their commitments under the Revolving Facility.

Letters of Credit:

An amount to be agreed of the Revolving Facility will be available to the Borrower in the form of letters of credit.  Letters of credit will be issued by MSSF or one or more other consenting Revolving Lenders approved by the Administrative Agent (in such capacity, the “Issuing Banks”); provided, that no Issuing Bank shall be obligated to issue letters of credit, or fund participations in the reimbursement obligations of such letters of credit, in an aggregate amount, together with the aggregate principal amount of the outstanding Revolving Loans and swingline loans made by such Issuing Bank, exceeding such Issuing Bank’s commitment in respect of the Revolving Facility. Each letter of credit will be denominated in U.S. dollars and will expire not later than the earlier of (a) twelve months after its date of issuance and (b) the fifth business day prior to the final maturity of the Revolving Facility; provided, however, that any letter of credit may provide for renewal thereof for additional periods of up to twelve months on customary terms (which in no event shall extend beyond the date referred to in clause (b) above unless cash collateralized or otherwise credit supported by arrangements satisfactory to the Issuing Bank on or before such date).  Drawings under any letter of credit shall be reimbursed (whether with its own funds or with the proceeds of Revolving Loans, if otherwise available) by the Borrower within one business day.  The Revolving Lenders will be irrevocably and unconditionally obligated to acquire participations in each letter of credit, pro rata in accordance with their commitments under the Revolving Facility, and to fund such participations in the event the Borrower does not reimburse an Issuing Bank for drawings within one business day.

Incremental Facilities:

The definitive credit documentation in respect of the Bank Facilities shall provide for one or more incremental term facilities (the “Incremental Term Facilities”) and/or incremental revolving facility (the “Incremental Revolving Facility”, together with the Incremental Term Facilities, the “Incremental Facilities”) in minimum amounts to be agreed and in an aggregate total principal amount for all such increases and incremental facilities not to exceed the sum of (x) $300.0 million (the amount available under this clause (x), the “Incremental Dollar Basket”) plus (y) an unlimited amount so long as after giving effect to the incurrence of such Incremental Facility, the Borrower would be in pro forma compliance with a Senior Secured Net Leverage Ratio (as defined below under the heading Documentation & Defined Terms) of not greater than the Senior Secured Net Leverage Ratio as of the Closing Date (the “Closing Date Senior Secured Net Leverage Ratio”) (calculated (1) assuming the commitments under such Incremental Facility (including any Incremental Revolving Facility) were fully drawn and (2) excluding the cash proceeds of any borrowing under any such Incremental Facility), for the most recent determination period for which financial statements are available (after giving effect to such Incremental Facility, any acquisitions or dispositions or prepayment of indebtedness and other appropriate pro forma adjustments to be mutually agreed), for all such Incremental Facilities (the amount available under this clause (y), the “Incremental Ratio Basket”) plus (z) an amount equal to all voluntary prepayments and commitment reductions (other than any prepayment or commitment reduction in connection with a permitted refinancing) of the Bank Facilities (and with respect to any Revolving Facility, to the extent accompanied by a permanent reduction of the revolving commitments thereunder) (the amount available under this clause (z), the “Voluntary Prepayment Incremental Basket”), provided that (x) at the Borrower’s option, capacity under the Incremental Ratio Basket shall be deemed to be used before capacity under the Incremental Dollar Basket or Voluntary Prepayment Incremental Basket, and (y) loans may be incurred under each of the Incremental Dollar Basket, the Voluntary Prepayment Incremental Basket and the Incremental Ratio Basket, and proceeds from any such incurrence may be utilized in a single transaction by first calculating the incurrence under the Incremental Ratio Basket by disregarding any concurrent utilization of the Incremental Dollar Basket and the Voluntary Prepayment Incremental Basket; provided further, that any Incremental Revolving Facility shall be effectuated by increasing the Revolving Facility.  The Incremental Facilities will rank pari passu in right of payment and security with the other Bank Facilities.

The Incremental Facilities shall not initially be effective but may be activated at any time and from time to time during the life of the Bank Facilities at the request of the Borrower with consent required only from those Lenders (including new lenders that are reasonably acceptable to the Administrative Agent and the Borrower) that agree, in their sole discretion, to participate in such Incremental Facility, and the following shall be conditions to the effectiveness of any Incremental Facility:  (a) if subject to testing, pro forma compliance with the Financial Covenant described below, (b) the maturity date of any such Incremental Term Facility shall be no earlier than the maturity date for the Term Facility,

(c) the weighted average life to maturity of any Incremental Term Facility shall be no shorter than the weighted average life to maturity of the Term Facility, (d) the interest margins for the Incremental Term Facility shall be determined by the Borrower and the lenders of the Incremental Term Facility; provided that in the event that the interest margins for any such Incremental Term Facility incurred on or prior to the twelve (12) month anniversary of the Closing Date are greater than the Applicable Margin for the Term Facility by more than 50 basis points (the “Yield Differential”), then the Applicable Margin for the Term Facility shall be increased to the extent necessary so that the interest margins for the Incremental Term Facility are not more than 50 basis points higher than the Applicable Margin for the Term Facility (the “Incremental MFN”), and the Applicable Margin for the Revolving Facility shall be increased by a like amount and (e) any Incremental Revolving Facility shall be on terms and pursuant to documentation applicable to the Revolving Facility and any Incremental Term Facility shall be on terms and pursuant to documentation to be determined, provided that, to the extent such terms and documentation are not consistent with the Term Facility (except to the extent permitted by clause (b), (c) or (d) above), they shall be reasonably satisfactory to the Administrative Agent.

As used herein, “Limited Condition Acquisition” means any acquisition by the Borrower or one or more of its subsidiaries permitted pursuant to the Loan Documents whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

In the case of the incurrence of any indebtedness or liens, or the making of any investments, restricted payments, asset sales or fundamental changes, or the designation of any subsidiaries in connection with a Limited Condition Acquisition, at the Borrower’s option, any condition that there be no default, event of default or specified default and the calculation of relevant ratios and baskets shall be determined as of the date a definitive acquisition agreement for such Limited Condition Acquisition is entered into and calculated as if the acquisition and other pro forma events in connection therewith were consummated on such date; provided that if the Borrower has made such an election, in connection with the calculation of any ratio or basket with respect to the incurrence of any other debt or liens, or the making of any other investments, restricted payments, asset sales, fundamental changes or the designation of a restricted subsidiary or unrestricted subsidiary on or following such date and prior to the earlier of the date on which such acquisition is consummated or the definitive agreement for such acquisition is terminated, any such ratio or basket shall be calculated on a pro forma basis assuming such acquisition and other pro forma events in connection therewith (including any incurrence of indebtedness) have been consummated.

For purposes of determining the interest margins applicable to the Incremental Term Facility and the Yield Differential for the Term Facility, (i) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) (other than any arrangement, structuring or other fees payable in connection therewith that are not shared with all Lenders providing such Incremental Term Facility or the existing Term Facility, as applicable) payable by the Borrower for the account of the Lenders with respect to the Term Facility or the Incremental Term Facility in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity), (ii) customary arrangement or similar fees payable to the Joint Lead Arrangers (or its affiliates) in connection with the Term Facility or to one or more arrangers (or their affiliates) of the Incremental Term Facility shall be excluded, and (iii) if the LIBOR or ABR floor for the Incremental Term Facility is greater than the LIBOR or ABR floor, respectively, for the existing Term Facility, then to the extent that such an increase in the interest rate floor in the existing Term Facility would cause an increase in the interest rate then in effect thereunder, and in such case then the interest rate floor (but not the interest rate margin) applicable to the existing Term Facility shall be increased to the extent of such differential between interest rate floors and such increase shall be equated to an increase in the Applicable Margin of the Term Facility.

The Bank Facilities will permit the Borrower to utilize availability under the Incremental Facilities to issue (at the option of the Borrower) (a) notes or loans that are unsecured or secured by the Collateral on a junior basis, or (b) notes that are secured by the Collateral on a pari passu basis (“Incremental Indebtedness”); provided that such notes or loans (i) do not mature prior to the stated maturity of, or have a shorter weighted average life to maturity than, the remaining weighted average life to maturity of, the Term Facility (subject to exceptions for customary bridge financings), (ii) to the extent secured, shall not be secured by any lien on any asset of the Borrower or any Guarantor (as defined below) that does not also secure the Term Facility, or be guaranteed by any person other than the Guarantors, (iii) so long as after giving effect to any such utilization (other than a utilization pursuant to the Incremental Dollar Basket), the Borrower would be in pro forma compliance with a Senior Secured Net Leverage Ratio of not greater than the Closing Date Senior Secured Net Leverage Ratio, and (iv) to the extent secured, shall be subject to the Intercreditor Agreement (as defined below) or other intercreditor terms reasonably agreed between the Borrower and the Administrative Agent.

Refinancing Facility:

The Borrower may refinance loans or commitments under the Bank Facilities and any Incremental Facility from time to time, in whole or in part, in a principal amount not to exceed the principal amount of indebtedness so refinanced plus any accrued but unpaid interest, premiums and fees payable by the terms of such indebtedness being refinanced plus fees, expenses, original issue discount and upfront fees incurred in connection with such refinancing with (i) a new facility (each, a “Refinancing Facility”) under the relevant Bank Documentation (as defined below) with the consent of the Borrower, the Administrative Agent (to the extent its consent would be required with regard to the identity of potential lenders pursuant to the “Assignments and Participations” provisions below) and the entities providing such Refinancing Facility or (ii) one or more additional series of unsecured or subordinated notes or loans or senior secured loans or notes that will be secured by the Collateral on a pari passu basis with such Bank Facility or junior lien secured or unsecured notes or loans that will be secured on a junior basis to such facility (any such loans “Refinancing Loans”); provided that (a) any secured Refinancing Facility or Refinancing Loans shall be subject to the Intercreditor Agreement (as defined below) or other intercreditor terms reasonably satisfactory to the Administrative Agent, (b) any such Refinancing Facility or Refinancing Loans do not mature prior to the maturity date of the commitments under the Bank Facility or the Incremental Facility being refinanced, (c) no subsidiary of the Borrower shall guarantee any such Refinancing Facility unless such subsidiary is a Loan Party (as defined below), (d) any such Refinancing Facility will have a weighted average life to maturity no shorter than the remaining weighted average life to maturity of the Bank Facility or Incremental Facility being refinanced, and (e) the other terms and conditions of such Refinancing Facility or Refinancing Loans (excluding price and optional prepayment or redemption terms) are substantially identical to, or (taken as a whole) no more favorable to the investors providing such Refinancing Facility or Refinancing Loans, as applicable, than, those applicable to the Bank Facility or Incremental Facility being refinanced are to the Lenders (except for covenants or other provisions applicable only to periods after the final maturity date of such Bank Facility existing at the time of such refinancing).

In addition, the loans under the Term Facility or any Incremental Term Facility may be exchanged for unsecured notes or secured notes ranking pari passu with or junior to the Term Facility (“Exchange Indebtedness”); provided that such Exchange Indebtedness (i) does not mature prior to the maturity date of, or have a shorter weighted average life to maturity than, loans under the Term Facility or Incremental Term Facility being exchanged, (ii) shall be issued in exchange for loans under the Term Facility or applicable Incremental Term Facility pursuant to an offer made on a pro rata basis to all Lenders holding loans of any applicable class, and any loans that are so exchanged shall be immediately cancelled, (iii) is in an aggregate principal amount no greater than the aggregate principal amount of the loans exchanged therefor plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the exchange, (iv) to the extent secured, is subject to the terms of the intercreditor agreement attached as an exhibit to the Bank Documentation

(the “Intercreditor Agreement”) or other intercreditor terms reasonably agreed between the Borrower and the Administrative Agent and (v) shall not, to the extent secured, be secured by any lien on any asset that does not also secure the existing Term Facility, or be guaranteed by any person other than the Guarantors.

Purpose:	The proceeds of loans under the Term Facility, together with the proceeds of Take-out Securities (if any) will be used to finance the Acquisition, the Refinancing and other Transaction Costs.

The proceeds of loans under the Revolving Facility will be used for working capital and other general corporate purposes, including financing of permitted acquisitions; provided, however, on the Closing Date, drawings under the Revolving Facility shall be limited to (i) amounts required to fund any additional upfront fees or OID payable due to any imposition of “flex” terms under the Fee Letter, (ii) an amount to be agreed to fund Transaction Costs and (iii) to the extent required to replace existing letters of credit for the Borrower or the Acquired Business.

Letters of credit will be used by the Borrower for general corporate purposes of the Borrower and its subsidiaries.

Availability:	The full amount of the Term Facility must be drawn in a single drawing concurrently with the consummation of the Acquisition. Amounts repaid or prepaid under the Term Facility may not be reborrowed.

Loans under the Revolving Facility will be available on and after the Closing Date and at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts to be agreed upon. Amounts prepaid under the Revolving Facility may be reborrowed. Up to an amount to be agreed of Revolving Loans may be borrowed on the Closing Date to finance Transaction Costs as set forth under “Purpose” above. Letters of credit may be issued at any time on and after the Closing Date and at any time prior to date set forth in clause (b) of the Section of this Exhibit B entitled “Letters of Credit”.

Interest Rates and Fees:	As set forth on Annex I hereto.

Maturity and Amortization:

The Term Facility will mature on the seventh anniversary of the Closing Date (provided that the Loan Documents shall provide the right for individual Lenders to agree to extend the maturity date of all or a portion of the outstanding Term Loans (which may include, among other things, an increase in the interest rate payable with respect to such extended Term Loans, with such extension not subject to any financial test or “most favored nation” pricing provision) upon the request of the Borrower to all Lenders under the Term Facility ratably and without the consent of any other Lender) and will amortize in equal quarterly installments in aggregate annual amounts equal to 1.0% of the original principal amount of the Term Facility during each year of the Term Facility, with a final balloon payment equal to the balance of the original principal amount of the Term Facility payable at maturity.

The Revolving Facility will mature, and lending commitments thereunder will terminate, on the fifth anniversary of the Closing Date (provided that the Loan Documents shall provide the right for individual Revolving Lenders to agree to extend the maturity date of all or a portion of the outstanding Revolving Facility commitments (which may include, among other things, an increase in the interest rate payable with respect to such extended Revolving Facility commitments, with such extension not subject to any financial test or “most favored nation” pricing provision) upon the request of the Borrower to all Revolving Lenders under the Revolving Facility ratably and without the consent of any other Lender).

Guarantees:

All obligations of the Borrower under the Bank Facilities and all obligations of the Borrower and its subsidiaries under any interest rate protection or other hedging arrangements entered into with a Lender, a Joint Lead Arranger or the Administrative Agent or any affiliate of any such Lender, Joint Lead Arranger or the Administrative Agent; provided that subsidiaries that are not “eligible contract participants” (after giving effect to customary keepwell provisions) shall not guarantee swap obligations to the extent not permitted by the Commodity Exchange Act, or any regulation thereunder, by virtue of such subsidiary failing to constitute an “eligible contract participant” (collectively, the “Hedging Arrangements”) and certain cash management arrangements entered into with a Lender, a Joint Lead Arranger or the Administrative Agent or any affiliate of any such Lender, Joint Lead Arranger or the Administrative Agent (collectively, the “Cash Management Arrangements” and, together with the Hedging Arrangements, the “Secured Agreements”), will be unconditionally guaranteed by each existing and each subsequently acquired or organized direct or indirect material domestic subsidiary of the Borrower (other than Cody LCI Realty, LLC, a Wyoming limited liability company), unrestricted subsidiaries, any subsidiary substantially all of the assets of which consist of equity interests in one or more foreign subsidiaries (a “FHSCO”) and any subsidiary that is prohibited by applicable law, rule or regulation or contractual obligation existing on the Closing Date or at the time of acquisition thereof after the Closing Date, in each case, from guaranteeing the Bank Facilities or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee of the Bank Facilities unless such consent, approval, license or authorization has been received or which would result in material adverse tax consequences to the Borrower or one of its subsidiaries (including as a result of the operation of Section 956 of the IRS Code or any similar law or regulation in any applicable jurisdiction) as reasonably determined by the Borrower), subject to other customary exceptions to be agreed.

The foregoing guarantees are referred to herein as the “Guarantees” and such guarantors collectively, the “Guarantors”). The Borrower and the Guarantors are herein referred to as the “Loan Parties” and, individually, as a “Loan Party.”

Security:

Subject to the Certain Funds Provision on the Closing Date, obligations of the Loan Parties in respect of the Bank Facilities, the Guarantees, the Hedging Arrangements and the Cash Management Agreements will be secured by the following property of the Loan Parties, wherever located, now owned or hereafter acquired (collectively, but excluding Excluded Assets (as defined below), the “Collateral”):

(a)  valid and perfected first-priority security interests in, and mortgages on, substantially all tangible and intangible assets of the Borrower and each Guarantor (including, subject to the following paragraph, accounts receivable, deposit accounts, inventory, equipment, investment property, intellectual property, other general intangibles, real property and proceeds of the foregoing), subject to permitted liens;

(b)  a valid and perfected first-priority pledge of the equity interests of each wholly-owned direct subsidiary of the Borrower and of each Guarantor (but in no event more than 65% of the equity interests in any FSHCO or any foreign subsidiary), subject in each case to any applicable prohibitions and limitations provided by law or regulation; and

(c) all proceeds and products of the property and assets described in clauses (a) and (b) above.

Notwithstanding the foregoing, the Collateral shall exclude the following: (i) motor vehicles, aircraft, airframes, rolling stock, and other assets subject to certificates of title, letter of credit rights with a value of less than an amount to be agreed and commercial tort claims with a value of less than an amount to be agreed; (ii) pledges and security interests (including in respect of interests in partnerships, joint ventures and other non-wholly owned entities) to the extent prohibited by applicable law, rule or regulation or prohibited by agreements containing anti-assignment clauses not overridden by the UCC or other applicable law; (iii) any fee owned real property with a value of less than an amount to be mutually agreed (with any required mortgages on properties with a value greater than such amount being permitted to be delivered post-closing) and all leasehold interests (there being no requirement to obtain landlord lien waivers, access agreements or acknowledgments, bailee waivers and the like); (iv) intent to use trademark applications; (v) equity interests in any person other than wholly owned subsidiaries to the extent not permitted by the terms of such subsidiary’s organizational, shareholders, acquisition or joint venture documents; (vi) any lease, license or other agreement or any property subject to a purchase money security interest, capital lease obligation, operating lease obligation, the property subject thereto, any insurance in respect thereof, any management or operating agreement with respect thereto and deposits made in respect thereof and all rights in relation to any of the foregoing, in each case, to the extent permitted under the Loan Documents to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement, purchase money, capital lease or a similar arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under applicable law notwithstanding such prohibition; (vii) that are letter of credit rights and commercial tort claims, in each case with a value of less than an amount to be agreed; (viii) assets to the extent that such security interests therein would result in material adverse tax consequences to the Borrower or any Guarantor, as reasonably determined by the Borrower, (ix) deposit accounts, securities accounts, commodities accounts, futures accounts and other similar accounts (a) for the sole purpose of funding payroll obligations, employee benefit or health benefit obligations, tax obligations, escrow arrangements or holding funds owned by persons other than a Loan Party, (b) that are zero-balance accounts, (c) that are accounts in jurisdictions other than in the jurisdiction of organization of the applicable granting Loan Party, the United States or any state thereof, and (d) that are accounts other than those described in the preceding clauses (a) through (c) with respect to which the average daily balance of the funds maintained on deposit therein does not exceed an amount to be agreed upon, (xi) those assets as to which the Administrative Agent and the Borrower agree that the costs of obtaining such a security interest or perfection thereof are excessive in relation to the value to the Lenders of the security to be afforded thereby and (xii) foreign intellectual property (the foregoing described in clauses (i) through (xii) are, collectively, the “Excluded Assets”).

In addition, in no event shall (a) control agreements or control or similar arrangements be required with respect to deposit or securities accounts, (b) notices be required to be sent to account debtors or other contractual third-parties prior to the occurrence and during the continuance of an event of default, (c) perfection (except to the extent perfected through the filing of Uniform Commercial Code financing statements) be required with respect to letter of credit rights, commercial tort claims and immaterial intercompany notes or (d) security documents governed by the laws of a jurisdiction other than the United States or any state thereof be required.

Documentation & Defined Terms:

The definitive documentation for the Bank Facilities, including all the above described pledges and security interests shall contain the terms and conditions set forth in this Exhibit B and shall be based on documentation consistent with recent financings by similar borrowers, with such changes as the Joint Lead Arrangers and the Borrower shall reasonably determine to be appropriate, giving due regard to operational and strategic requirements of the Borrower in light of its industry, business and business practice and the specific nature and size of the business of the Borrower after giving effect to the Transactions (the “Bank Documentation”); provided that the Bank Documentation shall be no less favorable to the Borrower, taken as a whole, than the terms of Concordia Healthcare Corp.’s Credit and Guaranty Agreement, dated as of April 21, 2015. The Bank Documentation shall contain only those conditions to borrowing, mandatory prepayments, representations and warranties, affirmative, negative and financial covenants and events of default expressly set forth in this Exhibit B. This paragraph and the provisions herein shall be referred to as the “Bank Documentation Principles”.

“Consolidated Net Income” shall be defined in a manner consistent with the Bank Documentation Principles and in any event shall include, without limitation, the net income of any person that is not a subsidiary, or is an unrestricted subsidiary, or that is accounted for by the equity method of accounting, in each case, to the extent of cash received from such entity.

“EBITDA” shall be defined in a manner consistent with the Bank Documentation Principles and in any event shall include, without limitation, add backs, deductions and adjustments, as applicable, without duplication, for (a) non-cash items, (b) extraordinary, unusual or non recurring items, (c) restructuring charges and related charges, (d) pro forma adjustments, pro forma cost savings, operating expense reductions and cost synergies, in each case, related to mergers and other business combinations, acquisitions, divestitures and other transactions (including in respect of the pro forma adjustments and addbacks set forth in clause (c) above) consummated by the Borrower and projected by the Borrower in good faith to result from actions taken or expected to be taken (in the good faith determination of the Borrower) within six fiscal quarters after the date any such transaction is consummated and (e) “run rate” cost savings, operating expense reductions and synergies projected by the Borrower in good faith to result from actions either taken or expected to be taken within 24 months after the date of determination to take such action.

“Excess Cash Flow” shall be defined in a manner consistent with the Bank Documentation Principles and in any event shall be reduced by amounts

(without duplication) used for capital expenditures, permitted acquisitions, other permitted investments (including investments in joint ventures), permitted repayments of debt and earn-outs, permitted restricted payments (excluding restricted payments made with the Available Amount Basket, general baskets and ratio baskets) made in cash during such fiscal year and taxes paid and provisions for taxes, to the extent payable in cash with respect to such period, increases in working capital (or increased, for decreases in working capital) and, at the option of the Borrower, capital expenditures and/or investments committed to be made during such fiscal year or prior to the date of such Excess Cash Flow prepayment (without duplication in any other Excess Cash Flow period), in each case, (other than with respect to taxes and working capital charges) except to the extent financed with long-term indebtedness). For the avoidance of doubt, any amount which reduced the Excess Cash Flow in any fiscal year shall increase the Excess Cash Flow in the immediately following fiscal year in the event that the contemplated transaction in respect of which such amount was intended to be applied shall not have been consummated.

“Senior Secured Net Leverage Ratio” shall be defined in a manner consistent with the Bank Documentation Principles as the ratio of secured funded debt (excluding, for the avoidance of doubt, any debt secured by the Collateral on a junior basis to the liens on the Collateral securing the Bank Facilities) net of unrestricted cash and cash equivalents (with no cap or repatriation limits) of the Borrower and its restricted subsidiaries to consolidated EBITDA of the Borrower and its restricted subsidiaries; provided that solely for the purposes of calculating the Senior Secured Net Leverage Ratio to determine the availability under the Incremental Facilities, any Incremental Facilities or Incremental Indebtedness that is unsecured or secured on a junior basis shall nevertheless be deemed at all times to be secured on a pari passu basis to the Bank Facilities.

“Total Net Leverage Ratio” shall be defined in a manner consistent with the Bank Documentation as the ratio of funded debt net of unrestricted cash and cash equivalents (with no cap or repatriation limits) of the Borrower and its restricted subsidiaries to consolidated EBITDA of the Borrower and its restricted subsidiaries.

The ratio in each incurrence ratio test set forth in the Term Sheet shall be adjusted to take into account any increase in Closing Date indebtedness as a result of OID or the payment of upfront fees pursuant to the “market flex” provisions in the Fee Letter.

Mandatory Prepayments:	Loans under the Term Facility and any Incremental Term Facility shall be prepaid with:

(a) 50% (with step-downs to 25% and 0% based on a Senior Secured Net Leverage Ratio of 0.50x and 1.00x inside of the Closing

Date Senior Secured Net Leverage Ratio, respectively) of the Borrower’s annual Excess Cash Flow commencing with the fiscal year of the Borrower ending June 30, 2017; provided that voluntary prepayments of Term Loans and Revolving Loans accompanied by commitment reductions made during such fiscal year or, at the Borrower’s option and without duplication, after the end of such fiscal year and prior to the time such mandatory prepayment is due, shall reduce excess cash flow payments on a dollar-for-dollar basis (except to the extent made with the proceeds of long-term indebtedness or non-ordinary course dispositions of property).

(b)  100% of the net cash proceeds (which will be defined to exclude, among other things, (i) the amount of any taxes that the Borrower may be required to pay as a result of such sale or disposition, and (ii) the repayment of any indebtedness secured by a lien on the asset subject to the prepayment event described below (other than Indebtedness subject to the terms of an Intercreditor Agreement)) of all non-ordinary course asset sales or other dispositions of property by the Borrower and its subsidiaries (including, without limitation, insurance, casualty and condemnation proceeds), subject to the right of the Borrower to reinvest 100% of such proceeds (including to make Permitted Acquisitions (as defined below) and other investments), if such proceeds are reinvested (or committed to be reinvested) within 12 months and, if so committed to be reinvested, so long as such reinvestment is actually completed within 180 days thereafter (provided, that the Borrower may elect to reinvest proceeds attributable to any such event prior to actual receipt of such proceeds and upon such receipt those proceed shall be deemed reinvested so long as such reinvestment has been consummated).

(c) 100% of the net cash proceeds of issuances of debt obligations of the Borrower and its subsidiaries after the Closing Date (other than permitted debt (excluding refinancing debt)).

The above described mandatory prepayments shall be applied on a pro rata basis to the Term Facility and to any Incremental Term Facility and to the installments thereof as directed by the Borrower (and if not so directed, in direct order of maturity).

Notwithstanding the foregoing, the Bank Documentation will provide that, in the event any indebtedness is incurred that is permitted to be secured by the Collateral on a pari passu basis with the Bank Facilities, such indebtedness may share in any prepayments required by the foregoing provisions on not more than a ratable basis.

At the Borrower’s option, it may allow any Lender to elect not to accept its pro rata portion of any mandatory prepayment (each a “Declining

Lender”). Any prepayment amount declined by a Declining Lender (“Declined Amounts”) may be retained by the Borrower and shall increase the Available Amount Basket (as defined below).

Prepayments from non-United States subsidiaries’ excess cash flow or from proceeds of their asset sales will be limited in a manner consistent with the Bank Documentation Principles to the extent such prepayments would result in material adverse tax consequences or would be prohibited or restricted by applicable law, rule or regulation.

Voluntary Prepayments/ Reductions in Commitments:

Voluntary prepayments of borrowings under the Term Facility and any Incremental Term Facility and voluntary reductions of the unutilized portion of the Revolving Facility commitments will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, other than any required Call Premium (referred to below), subject to reimbursement of the Lenders’ redeployment costs (excluding lost profits) in the case of a prepayment of Adjusted LIBOR loans other than on the last day of the relevant interest period.

All voluntary prepayments under the Term Facility and any Incremental Term Facility shall be applied as directed by the Borrower.

Any Lender may, at its option, and if agreed by the Borrower, in connection with any prepayment of loans under the Term Facility, exchange such Lender’s portion of such loans to be prepaid for new indebtedness of the Borrower (“Rollover Indebtedness”), in lieu of all or part of such Lender’s pro rata portion of such prepayment (and any such loans so exchanged shall be deemed repaid for all purposes).

Call Premium:

If, prior to the six-month anniversary of the Closing Date, (a) there shall occur any amendment, amendment and restatement or other modification of the definitive documentation for the Term Facility that has the effect of reducing the total yield then in effect for the loans thereunder, (b) all or any portion of the Term Facility is voluntarily prepaid or mandatorily prepaid with the net cash proceeds of issuances, offerings or placements of bank indebtedness, or refinanced substantially concurrently with the incurrence of, or conversion of the loans thereunder into, new first lien bank indebtedness that has an effective yield lower than the yield in effect for the loans so prepaid (in each case, after giving effect to interest rate margins (including any LIBOR and ABR floors), original issue discount and upfront fees) or (c) a lender must assign its loans under the Term Facility as a result of its failure to consent to an amendment, amendment and restatement or other modification of the Term Facility that would have the effect of reducing the total yield then in effect for the loans under the Term Facility (any of clause (a), (b) or (c), a “Repricing Transaction”), then in each case the aggregate principal amount so subject to such Repricing Transaction (other than any Repricing Transaction made in connection with a change of control or any Repricing Transaction the primary purpose of which was not to refinance the Term Facility with indebtedness with an effective yield lower than the Term Facility) will be subject to a 1.00% prepayment premium (the “Call Premium”) payable by the Borrower.

Representations and Warranties:

Limited to the following: financial statements (including pro forma financial statements); no material adverse change; corporate status; compliance with laws; corporate power and authority; enforceability of Bank Documentation; no conflict with law, charter documents or contractual obligations; governmental and third-party approvals; no material litigation; ownership of property; intellectual property; use of proceeds; insurance; undisclosed liabilities; taxes; PATRIOT Act, anti-money laundering, FCPA and OFAC; Federal Reserve regulations; pension matters; Investment Company Act; subsidiaries and equity interests; environmental matters; consolidated solvency as of the Closing Date; accuracy of disclosure; labor matters; and creation, validity, perfection and priority of security interests; subject, in the case of each of the foregoing representations and warranties, to qualifications and limitations for materiality consistent with the Bank Documentation Principles.

For the avoidance of doubt, the representations and warranties set forth in the Bank Documentation will be required to be made in connection with any extension of credit on the Closing Date, except that the failure of any representation or warranty (other than the Specified Representations and the Specified Stock Purchase Agreement Representations) to be true and correct in all material respects on the Closing Date will not constitute the failure of a condition precedent to funding (provided that the materiality qualification in this paragraph shall not apply to the extent such representations and warranties are already qualified by materiality).

Conditions Precedent to Initial Borrowing:

Under the Bank Documentation, the availability of the initial borrowing under the Bank Facilities on the Closing Date shall only be subject to the Specified Conditions set forth in Section 5 of the Commitment Letter.

Conditions Precedent to Each Borrowing:

The making of each extension of credit under the Bank Facilities, other than the initial borrowing thereunder on the Closing Date, shall be conditioned upon (a) the accuracy of representations and warranties in all material respects (provided that the materiality qualification in this clause (a) shall not apply to the extent such representations and warranties are already qualified by materiality) (excluding extensions of credit under any Incremental Facility in connection with a Limited Condition Acquisition), (b) the absence of defaults and events of default at the time of, and after giving effect to the making of such extension of credit and the use of proceeds thereof and (c) the delivery of a borrowing notice.

Affirmative Covenants:

Consistent with the Bank Documentation Principles and limited to the following (to be applicable to the Borrower and its restricted subsidiaries and subject to customary exceptions, qualifications, thresholds and exclusions to be agreed): delivery of audited annual consolidated and unaudited consolidated quarterly financial statements (in each case accompanied by customary managements’ discussion and analysis, and it being understood and agreed that the audit opinion may be subject to qualification, exception or explanatory paragraph as to “going concern” or scope of the audit with respect to, or expressly resulting solely from, (i) an upcoming maturity date of any debt incurred in compliance with the Bank Facilities, (ii) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period or (iii) the activities, operations, financial results, assets or liabilities of any unrestricted subsidiary), which delivery shall be satisfied to the extent such financial statements and management’s discussion and analysis is publicly available, annual budgets, officers’ certificates and other information reasonably requested by the Lenders through the Administrative Agent; notices of defaults, litigation and other material events; quarterly Lender calls (provided that the Borrower will be deemed to have complied with its obligation to hold lender calls if all Lenders are afforded the opportunity to join the Borrower’s quarterly earnings calls); payment of obligations; maintenance of existence and material rights and privileges; use of proceeds; compliance with laws and regulations (including environmental laws and pension laws); PATRIOT Act, anti-money laundering, FCPA and OFAC; maintenance of property and insurance; maintenance of books and records; commercially reasonable efforts to maintain public corporate debt ratings for the Bank Facilities and public corporate ratings in respect of the Borrower (but in each case not any particular rating); right of the Lenders to inspect property and books and records; and further assurances with respect to guarantees, security interests and related matters.

Negative Covenants:	Consistent with the Bank Documentation and limited to the following (to be applicable to the Borrower and its restricted subsidiaries) limitations on:

(a)         the incurrence of indebtedness (which shall permit, among other things, the incurrence and/or existence of (i) indebtedness under the Bank Facilities (including Incremental Facilities) and indebtedness in respect of Take-out Securities (if any), (ii) indebtedness existing on the Closing Date, (iii) Incremental Indebtedness, (iv) Exchange Indebtedness, (v) Refinancing Facilities, Refinancing Loans and Rollover Indebtedness, (vi) subordinated indebtedness, senior unsecured indebtedness and indebtedness secured by junior liens of the Borrower or its restricted subsidiaries, so long as the Total Net Leverage Ratio on a pro forma basis does not exceed 5.00:1.00; provided that (x) the terms of such indebtedness do not provide for any scheduled repayment or mandatory redemption (subject to customary exceptions, including for customary bridge financings) prior to the maturity date in respect of the Term Loans and (y) any such indebtedness incurred by a restricted subsidiary that is not a Guarantor, or that does not become, merge or consolidate with and into a Guarantor, shall be limited to an amount to be agreed; (vii) unsecured or secured indebtedness incurred or assumed in connection with Permitted Acquisitions (as defined below) or other investments permitted to be made pursuant to the Bank Documentation without limit, so long as (A) either (1) the Total Net Leverage Ratio on a pro forma basis does not exceed 5.00:1.00 or (2) the Total Net Leverage Ratio after giving effect to any acquisition consummated concurrently therewith and all other appropriate pro forma adjustment events is equal to or less than the Total Net Leverage Ratio immediately prior to such incurrence, (B) with respect to any such “incurred” indebtedness incurred by a restricted subsidiary that is not a Guarantor, or does not become, merge or consolidate with and into a Guarantor, shall be limited to an amount to be agreed, (C) with respect to any such “incurred” indebtedness, such indebtedness does not mature prior to the maturity date of, or have a weighted average life to maturity, earlier than the final maturity, or shorter than the weighted average life to maturity of the Term Loans (subject to customary exceptions, including for customary bridge financings), (D) with respect to any such “incurred” indebtedness, the terms of such indebtedness do not provide for any scheduled repayment or mandatory redemption (subject to customary exceptions, including for customary bridge financings) prior to the maturity date in respect of the Term Loans, and (E) with respect to any “assumed” indebtedness, such indebtedness shall not have been incurred in contemplation of such transaction, (viii) purchase money indebtedness and capital leases in an aggregate principal amount not to exceed an amount to be agreed, (ix) intercompany debt without limitation; provided, the obligation of the Borrower or any Guarantor to a non-Guarantor subsidiary shall be subject to customary subordination provisions and shall be limited to an amount to be agreed, (x) a general debt basket and (xi) indebtedness existing under the Stock Purchase Agreement, as in effect on the date hereof). Intercreditor arrangements with respect to permitted pari passu or junior lien indebtedness shall be subject to the Intercreditor Agreement or other intercreditor terms reasonably agreed between the Borrower and the Administrative Agent);

(b) liens (which shall permit, among other things, liens securing (i) the Bank Facilities (including Incremental Facilities), (ii) Incremental

Indebtedness, (iii) Refinancing Facilities, Refinancing Loans and Rollover Indebtedness, (iv) Exchange Indebtedness, (v) indebtedness contemplated by clauses (a)(vi) and (vii) above, so long as, in the case of indebtedness to be secured by a lien ranking pari passu to the liens securing the Bank Facilities such indebtedness is incurred pursuant to clause (a)(vii) above and the Senior Secured Net Leverage Ratio on a pro forma basis does not exceed the Closing Date Senior Secured Net Leverage Ratio, (vi) customary tax liens, (vii) liens securing purchase money debt and capital leases, (viii) liens on the equity of unrestricted subsidiaries, (ix) liens not securing debt for borrowed money that are customary in the operation of the business of the Borrower and/or its restricted subsidiaries, (x) (A) liens on capital stock of joint ventures securing capital contributions to, or obligations of, such person and (B) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and (xi) a general liens basket);

(c) fundamental changes;

(d)         sales, transfers and other dispositions of property and assets but with exceptions to include, among other things, (i) sales of assets in the ordinary course of business, (ii) sales of investments in joint ventures to the extent required by, or made pursuant to, buy/sell arrangements between joint venture or similar parties if set forth in the relevant joint venture arrangements and/or similar binding arrangements, (iii) subject to the mandatory prepayment provisions, sales of non-core assets acquired in a Permitted Acquisition or any other investment permitted under the Bank Documentation, (iv) subject to the mandatory prepayment provisions, sales of assets that are necessary or advisable, in the good faith judgment of the Borrower, in order to obtain the approval of regulatory authorities to consummate any Permitted Acquisition or any other investment permitted under the Bank Documentation, and (y) asset sales permitted by the third succeeding paragraph. It being understood that the lien on any Collateral that is sold, transferred or otherwise disposed in a transaction permitted under the Bank Documentation will be automatically released upon the consummation of such transaction;

(e)          investments (which shall permit, among other things, (i) intercompany investments subject to a cap to be agreed for investments in non-Guarantors, reorganizations and other activities related to tax planning and reorganization, so long as, after giving effect thereto, the security interest of the Lenders in the Collateral, taken as a whole, is not materially impaired and subject to limitations on investments in non-Guarantor subsidiaries to be agreed, (ii) Permitted Acquisitions, (iii) advances to employees to meet expenses incurred in the ordinary course of business, (iv) a general investments basket and (y) unlimited investments, so long as (A) the Total Net Leverage Ratio does not exceed the Total Net Leverage Ratio that is 0.5x inside the Total Net Leverage Ratio as of the Closing Date (the “Closing Date Total Net Leverage Ratio”) and (B) no payment or bankruptcy event of default would exist, in each case on a pro forma basis after giving effect to such investment and (v) payments pursuant to the Stock Purchase Agreement, as in effect on the date hereof);

(f)           dividends or distributions on, or redemptions of, the Borrower’s equity and other restricted payments (which shall permit, among other things, (i) a general dividends basket and (ii) unlimited dividends, distributions, redemptions and other restricted payments, so long as (A) the Total Net Leverage Ratio does not exceed the Total Net Leverage Ratio that is 1.0x inside the Closing Date Total Net Leverage Ratio and (B) no event of default would exist, in each case on a pro forma basis after giving effect to such dividends, distributions, redemptions or other restricted payments);

(g)          prepayments, repurchases or redemptions of the Take-out Securities (if any) and contractually subordinated debt (which shall permit, among other things, (i) prepayments, repurchases or redemptions as part of an “AHYDO catch-up payment”, (ii) refinancing or exchanges of such debt for like or junior debt, subject to customary conditions consistent with the Bank Documentation Principles and (iii) unlimited prepayments, repurchases or redemptions, so long as (A) the Total Net Leverage Ratio does not exceed the Total Net Leverage Ratio that is 1.0x inside the Closing Date Total Net Leverage Ratio and (2) no event of default would exist, in each case on a pro forma basis after giving effect to such prepayments, repurchases or redemptions);

(h)         customary limitations on the amendment of the terms of (i) any contractually subordinated debt that would have resulted in such debt not being permitted if incurred on the date of such amendment and (ii) the Take-out Securities (if any) subject to customary limitations;

(i) changes in the fiscal year of the Borrower;

(j) transactions with affiliates (which shall permit, among other things, (i) transactions approved by a majority of the disinterested directors and (ii) transaction permitted by clause (f) above);

(k) negative pledge clauses with respect to the Collateral securing the Bank Facilities and restrictions on distributions by subsidiaries;

(l) limitations on amending or otherwise modifying any organizational documents in a manner materially adverse to the rights and remedies of the Lenders; and

(m) permitted businesses.

The negative covenants will be subject, in the case of each of the foregoing covenants, to exceptions, qualifications and “baskets” to be set forth in the Bank Documentation, (which currency denominated baskets will be based on the greater of an amount to be agreed and, at the Borrower’s option, either a percentage of consolidated total assets or consolidated EBITDA and which baskets will not (other than as expressly set forth in this Term Sheet) be subject to any condition with respect to the absence of default or event of default).

The Borrower and its subsidiaries will be permitted to make acquisitions (each, a “Permitted Acquisition”) if: (a) the Borrower shall be in pro forma compliance with the Financial Covenant, if subject to testing, after giving effect to any such acquisition; (b) no default or event of default shall have occurred and be continuing or would result therefrom; (c) a substantial portion of the property acquired (or a substantial portion of the property of the person acquired) is used or useful in the same or a related line of business as the Borrower and its subsidiaries (or any reasonable expansions or extensions thereof); (d) the Borrower and the Guarantors comply with the applicable covenants to provide Collateral and Guarantees; and (e) acquisitions of entities that do not become Guarantors (or of assets that do not become Collateral) will be subject to limitations to be mutually agreed.

In addition, the negative covenants shall include a customary “Available Amount Basket” based on, among other customary items, (i) the portion of Excess Cash Flow not required to be applied to prepay the Term Loans pursuant to the mandatory prepayment requirements described above, (ii) qualified equity proceeds (including proceeds of debt and disqualified equity issued after the Closing Date which have been exchanged or converted into qualified equity of the Borrower), (iii) returns of investments made with the Available Amount Basket, and (iv) Declined Amounts, which may be used (without duplication) for restricted payments, investments and the prepayment or redemption of the Take-out Securities (if any) and subordinated debt; provided that the ability to utilize the Available Amount Basket shall be subject to their being no event of default and, in the case of restricted payments, the Total Net Leverage Ratio of the Borrower being no greater than the Closing Date Total Net Leverage Ratio after giving pro forma effect to such restricted payment and the other pro forma events in connection therewith.

The Borrower or any restricted subsidiary will be permitted to dispose of an unlimited amount of assets so long as for dispositions in excess of an amount to be agreed (a) the disposition is for fair market value, (b) at least 75% of the consideration for asset sales in excess of an amount to be agreed consists of cash and cash equivalents (subject to customary exceptions to the cash consideration requirement to be set forth in the Bank Documentation, including a basket in an amount to be agreed for non-cash consideration that may be designated as cash consideration), (c) such asset sale is subject to the terms set forth in the section entitled “Mandatory Prepayments” above (without limiting the reinvestment rights applicable thereto), and (d) no event of default exists or would result therefrom (other than a disposition made pursuant to a legally binding commitment entered into at a time when no event of default exists).

Unrestricted Subsidiaries:

The Bank Documentation will contain customary provisions pursuant to which, subject to customary limitations on investments, loans, advances to, and other investments in, unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a “restricted subsidiary”; provided, that no default or event of default shall have occurred and be continuing or would result from any such designation and the Borrower shall be in pro forma compliance with the Financial Covenant described below. Unrestricted subsidiaries will not be subject to the mandatory prepayment, representation and warranty, affirmative or negative covenant or event of default provisions of the Bank Documentation and the cash held by, results of operations, indebtedness and interest expense of unrestricted subsidiaries will not be taken into account for purposes of determining any financial ratio or covenant contained in the Bank Documentation.

Financial Covenant:

A springing Senior Secured Net Leverage Ratio which ratio will be applicable to the Revolving Facility only, with levels to be mutually agreed and set forth in the Bank Documentation set with cushions to EBITDA of not less than 30% (not on a cumulative basis) used to calculate the level for such covenant for the applicable period in the agreed upon financial model, and to be applicable to the Borrower and its subsidiaries on a consolidated basis and to be tested quarterly when the aggregate amount of outstanding loans and letters of credit (other than (i) letters of credit that have been fully cash collateralized and (ii) up to $5.0 million of undrawn letters of credit) under the Revolving Facility exceeds 30% of the Revolving Commitments as of the last day of the applicable fiscal quarter (the “Financial Covenant”), with step-downs to be mutually agreed occurring as of the end of the sixth full fiscal quarter following the Closing Date and the twelfth full fiscal quarter following the Closing

Date.

The Term Facility shall not have any financial maintenance covenant.

For purposes of determining compliance with the Financial Covenant, a cash equity contribution in the Borrower after the end of a fiscal quarter and on or prior to the day that is ten business days after the day on which financial statements are required to be delivered for such a fiscal quarter will, at the request of the Borrower, be included in the calculation of EBITDA for purposes of determining compliance with the Financial Covenant for the applicable fiscal quarter and applicable subsequent periods that include such fiscal quarter (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”); provided that (a) no Lender or Issuing Bank shall be required to make any extension of credit during the ten business day period referred to above unless the Borrower has received the proceeds of such Specified Equity Contribution, (b) a Specified Equity Contribution may be made no more than two times per four consecutive fiscal quarter period and no more than five Specified Equity Contributions may be made during the term of the Bank Facilities, (c) the amount of any Specified Equity Contribution shall not exceed the amount required to cause the Borrower to be in compliance with the Financial Covenant, (d) all Specified Equity Contributions will be disregarded for purposes of calculating EBITDA for purposes of determining the availability of any baskets with respect to the covenants contained in the Bank Documentation, (e) the proceeds of each Specified Equity Contribution shall have been contributed to the Borrower as a common equity contribution or issuance or other qualified capital stock on terms and conditions reasonably acceptable to the Administrative Agent and (f) there shall be no pro forma reduction in indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with the Financial Covenant (including through any cash netting).

Events of Default:

To be applicable to the Borrower and its restricted subsidiaries, subject to qualifications, cure periods, thresholds, baskets and exclusions consistent with the Bank Documentation Principles and limited to the following: nonpayment of principal when due; nonpayment of interest, fees or other amounts after a five business day grace period; material inaccuracy of representations and warranties when made or deemed made; failure to perform negative covenants and, with respect to the Revolving Facility, the failure to meet the Financial Covenant (it being agreed that any breach of the Financial Covenant shall not be an Event of Default for the Term Facility unless and until the Lenders under the Revolving Facility have accelerated the debt under the Revolving Facility so long as such acceleration has not been rescinded); affirmative covenants to provide notice of default, use of proceeds and maintain the Borrower’s existence; violation of other covenants (subject to a grace period of 30 days after knowledge thereof by any Loan Party); cross-default and cross-acceleration to other material debt; bankruptcy and insolvency events of the Borrower and any significant subsidiary thereof (with a customary grace period for involuntary events); certain pension events; material judgments; actual or asserted invalidity of any material Guarantee or material security interest; and change of control (to be defined in a manner to be mutually agreed).

Voting:

Amendments and waivers of the Bank Documentation will require the approval of Lenders (the “Required Lenders”) holding more than 50% of the aggregate amount of loans and commitments under the Bank Facilities (and any Incremental Facility), excluding Defaulting Lenders (to be defined in a manner to be mutually agreed), except that: (a) the consent of each Lender adversely affected thereby shall be required with respect to (i) increases in commitments, (ii) reductions of principal, interest (other than default interest), premium or fees, and (iii) extensions of scheduled amortization or final maturity; (b) the consent of 100% of the Lenders will be required with respect to (i) modifications to any of the voting percentages applicable thereto, and (ii) releases of liens on all or substantially all of the Collateral or all or substantially all of the Guarantees (other than in connection with any sale of Collateral or of the relevant Guarantor permitted by the Bank Documentation); and (c) the consent of the Administrative Agent and the applicable Swingline Lender or Issuing Bank will be required to amend, modify or otherwise affect the rights and duties of the Administrative Agent and such Swingline Lender or Issuing Bank, as the case may be.

Notwithstanding the foregoing, amendments and waivers in respect of (1) the Financial Covenant, (2) conditions to extensions of credit under the Revolving Facility, (3) representations made or deemed made in connection with any extension of credit under the Revolving Facility and (4) events of default relating solely to the Revolving Facility (including events of default relating to the foregoing clauses (1), (2) and (3)) shall only require the approval of Lenders holding more than 50% of the aggregate amount of the commitments under the Revolving Facility.

The Bank Documentation shall contain customary provisions for replacing Defaulting Lenders, Lenders claiming increased costs or withholding tax compensation and non-consenting Lenders in connection with amendments and waivers requiring the consent of all relevant Lenders or of all relevant Lenders directly affected thereby so long as relevant Lenders holding at least 50% of the aggregate amount of the loans and commitments under the relevant Bank Facilities have consented thereto.

The Bank Documentation will contain customary “amend and extend” and “refinancing” provisions (on terms to be mutually agreed by the Administrative Agent, the Joint Lead Arrangers and the Borrower)

pursuant to which the Borrower may refinance or extend commitments and/or outstandings pursuant to one or more tranches with only the consent of the respective extending or refinancing Lenders; it being understood that each Lender under the applicable tranche or tranches that are being extended or refinanced shall have the opportunity to participate in such extension or refinancing on the same terms and conditions as each other Lender in such tranche or tranches; provided that it is understood that no existing Lender will have any obligation to commit to any such extension or refinancing.

Yield Protection and Increased Costs:	Consistent with the Bank Documentation Principles, including customary tax gross-up provisions and treatment of Dodd-Frank and Basel III as changes in law.

Defaulting Lenders:	Consistent with the Bank Documentation Principles.

Assignments and Participations:

The Lenders will be permitted to assign loans and commitments (other than to Disqualified Lenders (as defined in Section 3 of the Commitment Letter), provided that the list thereof is made available to all Lenders) with the consent of the Borrower (unless an event of default has occurred and is continuing or, in the case of the Term Facility, such assignment is to a Lender, an affiliate of a Lender or an approved fund, and provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten business days after having received notice thereof), the Administrative Agent (unless such assignment is an assignment of a commitment or loan under a Term Facility to a Lender, an affiliate of a Lender or an approved fund) and, in the case of assignments under the Revolving Facility, each Issuing Bank and Swingline Lender, in each case such consent not to be unreasonably withheld or delayed. Each assignment (except to other Lenders or their affiliates or approved funds) will be in a minimum amount of $1.0 million in the case of the Term Facility and $2.5 million in the case of the Revolving Facility. The Administrative Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment. Assignments will not be required to be pro rata among the Bank Facilities.

Assignments of loans under the Term Facility and Incremental Term Facility to the Borrower will be permitted so long as (i) any offer to purchase or take by assignment any loans by the Borrower shall have been made pursuant to open market purchases or made to all applicable Lenders pro rata (with buyback mechanics to be agreed), (ii) no default or event of default has occurred and is continuing, (iii) the loans purchased are immediately cancelled, and (iv) no proceeds from any loan under the Revolving Facility shall be used to fund such assignments.

The Lenders will be permitted to participate in loans and commitments without restriction (other than to Disqualified Lenders, provided that the list thereof is made available to all Lenders). Voting rights of participants shall be limited to matters in respect of (a) increases in commitments, (b) reductions of principal, interest or fees, (c) extensions of scheduled amortization or final maturity and (d) releases of all or substantially all of the Collateral or all or substantially all of the Guarantees.

Notwithstanding anything in the Bank Documentation to the contrary, the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions thereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender except to the extent of the Administrative Agent’s gross negligence, bad faith or willful misconduct.

Expenses and Indemnification:

The Borrower shall pay (a) provided that the Closing Date occurs, all reasonable and documented or invoiced out-of-pocket expenses of the Administrative Agent, the Joint Lead Arrangers and each Swingline Lender and Issuing Bank associated with the syndication of the Bank Facilities and the preparation, execution, delivery and administration of the Bank Documentation and any amendment or waiver with respect thereto (including, without limitation, the reasonable fees, disbursements and other charges of counsel identified herein, one local counsel in each relevant jurisdiction (and, in the case of a conflict of interest, one additional counsel) and counsel otherwise retained with the Borrower’s consent) and (b) all reasonable and documented or invoiced out-of-pocket expenses of the Administrative Agent, the Joint Lead Arrangers, each Swingline Lender and Issuing Bank and the Lenders (including, without limitation, the fees, disbursements and other charges of counsel) in connection with the enforcement of the Bank Documentation.

The Loan Parties will indemnify the Administrative Agent, the Joint Lead Arrangers, each Swingline Lender and Issuing Bank and the Lenders and their respective affiliates, and the officers, directors, employees, affiliates, agents and controlling persons of the foregoing, and hold them harmless from and against all costs, expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel) and liabilities of any such indemnified person arising out of or relating to any claim or any litigation or other proceedings (regardless of whether any such indemnified person is a party thereto or whether such claim, litigation, or other proceeding is brought by a third party or by the Borrower or any of its affiliates, creditors or shareholders) that relate to the Bank Documentation, provided that no indemnified person will be indemnified for its gross negligence, bad faith, willful misconduct or material breach in bad faith of the Bank Documentation, as determined in a final, non-appealable judgment of a court of competent jurisdiction.

Governing Law and Forum:	New York.

Counsel to Administrative Agent and Joint Lead Arrangers:	Shearman & Sterling LLP.

ANNEX I

Interest Rates:	The interest rates under the Bank Facilities will be as follows: Term Facility:

At the option of the Borrower, Adjusted LIBOR plus the Applicable Margin or ABR plus the Applicable Margin.

Revolving Facility:

At the option of the Borrower, (i) Adjusted LIBOR plus the Applicable Margin, or (ii) ABR plus the Applicable Margin.

As used herein:

“Applicable Margin” means: (i) with respect to the Revolving Facility, (1) 3.25% per annum, in the case of ABR loans and (2) 4.25% per annum, in the case of Adjusted LIBOR loans and (ii) with respect to the Term Facility, (1) 3.25% per annum, in the case of ABR loans and (2) 4.25% per annum, in the case of Adjusted LIBOR loans.

From and after the first full fiscal quarter completed after the Closing Date, the Applicable Margin under the Revolving Facility shall be subject to two 25 basis point step-downs based on leverage levels to be agreed.

“Adjusted LIBOR” means the London interbank offered rate, adjusted for statutory reserve requirements; provided that, (i) with respect to the Revolving Facility, “Adjusted LIBOR” shall be no less than 0.00% per annum and (ii) with respect to the Term Facility, “Adjusted LIBOR” shall be no less than 1.00% per annum.

“ABR” means the highest of (a) the prime rate announced or established by the Administrative Agent in the United States for U.S. dollar loans from time to time, changing effective on the date of announcement of said corporate base rate changes, (b) the Federal Funds Rate plus 0.50% per annum and (c) one-month Adjusted LIBOR plus 1.00% per annum. The prime rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

Adjusted LIBOR borrowings may be made for interest periods of 1, 2, 3 or 6 (or, if agreed to by all applicable Lenders, 12) months or a shorter period as may be agreed, as selected by the Borrower.

Interest on loans and all fees will be payable in arrears on the basis of a 360-day year (calculated on the basis of actual number of days elapsed), provided that interest on ABR loans, when based on the Administrative

B-I-1

Agent’s prime rate, will be payable in arrears on the basis of a 365-day year (or a 366-day year in a leap year). Interest will be payable on Adjusted LIBOR loans on the last day of the applicable interest period (and at the end of each three months, in the case of interest periods longer than three months) and upon prepayment, and on ABR loans quarterly and upon prepayment.

Default Rate:

Upon and during the continuance of any event of default, with respect to principal, the applicable interest rate plus 2.00% per annum and, with respect to any other amount, the interest rate applicable to ABR loans plus 2.00% per annum.

Letter of Credit Fees:

A per annum fee equal to the applicable spread over Adjusted LIBOR under the Revolving Facility in effect from time to time will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon termination of the Revolving Facility. Such fees shall be distributed to the applicable Revolving Lenders pro rata in accordance with their commitments under the Revolving Facility. In addition, the Borrower shall pay to each Issuing Bank, for its own account, (a) a fronting fee to be agreed upon on the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon termination of the Revolving Facility and (b) the Issuing Bank’s customary issuance and administration fees.

Commitment Fee:

A commitment fee of 0.50% per annum on the average daily unused portion of the Revolving Facility, payable quarterly in arrears and subject to two step-downs to 0.375% and 0.25% based on Senior Secured Net Leverage Ratios of 1.00x and 1.50x inside of the Closing Date Senior Secured Net Leverage Ratio, respectively.

B-I-2

CONFIDENTIAL	EXHIBIT C

Project Orion
Summary of Principal Terms and Conditions

Capitalized terms used in this Exhibit C shall have the meanings set forth in the Commitment Letter to which this Exhibit C is attached and the other Exhibits to the Commitment Letter.  In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

The initial borrowings under the Bank Facilities shall be subject to the following conditions precedent:

1.                                      Execution and delivery by the Borrower and the Guarantors of Loan Documents consistent with the Term Sheets and the Commitment Letter (including, without limitation, the Guarantees and Collateral to the extent required by the Commitment Letter and Term Sheets, subject to the Certain Funds Provision).

2.                                      The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Bank Facilities shall be consummated, in all material respects in accordance with the Stock Purchase Agreement, and no provision of the Stock Purchase Agreement shall have been waived, amended, supplemented or otherwise modified (including any consent thereunder) in a manner material and adverse to the Lenders without the consent of the Joint Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned); provided, that (x) any increase in the purchase price shall not be deemed to be materially adverse to the Lenders or the Joint Lead Arrangers if it is solely funded by equity or internally-generated cash of the Borrower, and (y) any decrease in the purchase price shall be deemed not materially adverse to the Lenders or the Joint Lead Arrangers; provided, that such reduction of the purchase price is allocated to reduce the amounts to be funded under the Term Facility; and provided further that any modification, amendment, consent or waiver in respect of the definition of Material Adverse Effect shall be deemed to be material and adverse to the interests of the Lenders).

3.                                      The Refinancing shall have been consummated, or substantially simultaneously with the initial borrowing under the Bank Facilities, shall be consummated.

4.                                      The Joint Lead Arrangers shall have received (a) GAAP audited consolidated balance sheets and related statements of income, changes in stockholders’ equity and cash flows of the Company for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date and (b) consolidated balance sheets and related statements income, changes in equity and cash flows of the Company for each subsequent fiscal quarter (other than the fourth fiscal quarter of the Company’s fiscal year) ended at least 45 days prior to the Closing Date (and the corresponding period of the prior fiscal year). The Joint Lead Arrangers hereby acknowledge receipt of the financial statements in the foregoing clause (a) for the fiscal years of the Company ended June 30, 2015, June 30, 2014 and June 30, 2013.

5.                                      The Joint Lead Arrangers shall have received a pro forma consolidated balance sheet of the Company as of the date of the most recent consolidated balance sheet delivered pursuant to the preceding paragraph and a pro forma statement of operations and EBITDA for the twelve-month period ending on such balance sheet date, in each case adjusted to give effect to the Transactions, the other transactions related thereto and such other adjustments as are reflected in the agreed financial model and prepared in accordance with applicable disclosure requirements.

6.                                      The Joint Lead Arrangers shall have received:  (a) audited consolidated financial statements of the Transferred Subsidiary, prepared in accordance with GAAP, which shall be comprised of (i) a consolidated statement of income and comprehensive income, a consolidated statement of changes in stockholder’s equity and a consolidated statement of cash flows in respect of the fiscal years ended December 31, 2014, December 31, 2013 and December 31, 2012 and (ii) a consolidated balance sheet as of December 31, 2014 and December 31, 2013; and (b) unaudited condensed consolidated financial statements of the Transferred Subsidiary prepared in accordance with GAAP, which shall be comprised of (i) a condensed consolidated statement of operations (or a condensed consolidated statement of operations and comprehensive income) and a condensed consolidated statement of cash flows for the interim three, six or nine month period, as applicable, ended as of the last day of each fiscal quarter following December 31, 2014 ended at least forty-five (45) days prior to the Closing Date and the comparable interim period ended as of the last day of the corresponding fiscal quarter(s) in the preceding fiscal year and (ii) a condensed consolidated balance sheet as of the last day of each fiscal quarter following December 31, 2014 ended at least forty-five (45) days prior to the Closing Date (which shall have been reviewed by the independent auditors for the Sellers as provided in the procedures specified by the American Institute of Certified Public Accountants in AU-C Section 930).  The Joint Lead Arrangers hereby acknowledge receipt of the financial statements in the forgoing clause (i) and, in respect of the fiscal quarters of the Transferred Subsidiary ended March 31, 2015 and June 30, 2015, in the foregoing clause (ii).

7.                                      Subject to the Certain Funds Provision, all documents and instruments required to create and perfect the security interest of the Administrative Agent under the Bank Facilities in the Collateral to the extent and manner contemplated by this Commitment Letter shall have been executed and delivered and, if applicable, be in proper form for filing, and none of the Collateral shall be subject to any other pledges, security interest or mortgages, except for liens permitted under the Loan Documents.

8.                                      The Administrative Agent shall have received a solvency certificate substantially in the form attached hereto as Exhibit D from the chief financial officer or another senior financial or accounting officer of the Company certifying as to the solvency of the Borrower and its subsidiaries on a consolidated basis, after giving effect to the Transactions and the other transactions contemplated hereby.

9.                                      The Administrative Agent shall have received, or substantially simultaneously with the initial borrowing under the Bank Facilities, shall receive, legal opinions (including opinions (i) from counsel to each Loan Party (subject to exclusion for Loan Parties where the cost of obtaining an opinion outweighs the benefits) and (ii) from such other special and local counsel as may be reasonably required by the Administrative Agent and the Joint Lead

Arrangers), documents and other instruments as are customary for transactions of this type (including corporate documents and officers’ and public officials’ certifications, customary evidence of authority and customary lien and judgment searches that are requested at least 20 days prior to the Closing Date).

10.                               The Borrower and each of the Guarantors shall have provided the documentation and other information to the Lenders that are reasonably requested by the Lenders no later than seven business days prior to the Closing Date under the applicable “know-your-customer” rules and regulations, including the PATRIOT Act, in each case at least three business days prior to the Closing Date.

11.                               All accrued and reasonable costs, fees and expenses (including legal fees and expenses and the fees and expenses of any other advisors) and other compensation due and payable to the Administrative Agent, the Joint Lead Arrangers and the Lenders that have been invoiced a reasonable period of time prior to the Closing Date shall have been paid.

12.                               The Joint Lead Arrangers shall have been provided with a period of at least 15 consecutive business days following the delivery of the Confidential Information Memoranda in respect of the Bank Facilities (other than portions thereof customarily provided by financing arrangers and limited, in the case of information relating to the Target Assets, to Required Information (as defined in the Stock Purchase Agreement)) and the financial statements described in paragraphs 4, 5 and 6 above for the most recently-ended period for which such statements would be required to be included in the Confidential Information Memoranda under the rules of Regulation S-X as if it were a prospectus (the “Syndication Launch Date”) to syndicate the Bank Facilities; provided, that (i) such period shall exclude November 27, 2015, (ii) such period shall not commence prior to September 8, 2015, and (iii) such period shall either conclude on or before December 18, 2015 or commence on or after January 4, 2016.

13.                               In the event that all or any portion of the Term Facility is re-allocated to any Take-out Financing (as defined in the Fee Letter) pursuant to a Securities Notice delivered to the Company in writing on or prior to September 18, 2015, (a) the Company shall have engaged one or more Investment Banks (as defined in the Fee Letter) and shall have (i) provided the Investment Banks with an offering memorandum relating to offering of the Take-out Securities in a form customary for offerings of high yield debt securities under Rule 144A (other than a “description of notes” (provided that the Borrower shall have used good faith efforts to finalize the “description of notes”) and including all information to be included in any offering memorandum or other disclosure document as would be customary in an offering of high yield debt securities under Rule 144A , including financial statements, pro forma financial statements, business and such other financial data of the type required in a registered offering of debt securities by Regulation S-X and Regulation S-K under the Securities Act of 1933, as amended, and that would enable the Investment Banks to obtain customary comfort letters from the Company’s and the Acquired Business’ independent public accountants (which, for the avoidance of doubt, shall not include financial statements required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, information regarding executive compensation (including under Rule 402(b) of Regulation S-K) or other information customarily excluded from a Rule 144A offering memorandum; provided that customary data as to the total assets, revenue, EBITDA, Adjusted EBITDA and liabilities of non-guarantor subsidiaries shall be provided), and supplements and final versions of such offering document in form and substance for the Investment Bank to receive customary comfort letters (including negative assurance comfort) by auditors of the Company and the Acquired Business for an offering of high yield debt securities under Rule 144A and (ii) caused the independent registered public accountants of the Company and the Acquired Business to deliver to the Investment Banks customary draft “comfort letters” (including customary “negative assurances”) with respect to the financial information in such offering memoranda referred to in subclause (i)  above which they would be willing to issue at “pricing” and closing upon completion of customary procedures and (b) the Investment Banks shall have been afforded a period of at least 15 consecutive business days following the delivery of the information described in clause (a) above to seek to place the Take-out Securities (the “Marketing Period”) (at no time during the Marketing Period the financial information in the offering memoranda shall be “stale” under the rules of Regulation S-X as they would be applied to the offering memoranda as if it were a prospectus); provided, that (i) the Marketing Period shall exclude November 27, 2015, (ii) the Marketing Period shall not commence prior to September 8, 2015, and (iii) the Marketing Period shall either conclude on or before December 18, 2015 or commence on or after January 4, 2016.

The information required by condition 12 above shall be referred to as the “Bank Facilities Required Information”.  If at any time the Company shall in good faith believe that it has provided the Bank Facilities Required Information, it may deliver to the Joint Lead Arrangers and their counsel a written notice to that effect (stating when it believes it completed such delivery), in which case the requirements in the foregoing condition 12 will be deemed to have been satisfied as of the date of the applicable notice, unless the Joint Lead Arrangers in good faith reasonably believe the Company has not completed the delivery of the Bank Facilities Required Information and, within two (2) business days after the delivery of such notice by the Company, deliver a written notice to the Company to that effect (stating with specificity which Bank Facilities Required Information the Company has not delivered).

The information required by condition 13 above shall be referred to as the “Takeout Financing Required Information”.  If at any time the Company shall in good faith believe that it has provided the Take-out Financing Required Information, it may deliver to the Joint Lead Arrangers and their counsel a written notice to that effect (stating when it believes it completed such delivery), in which case the requirements in the foregoing condition 13 will be deemed to have been satisfied as of the date of the applicable notice, unless the Joint Lead Arrangers in good faith reasonably believe the Company has not completed the delivery of the Take-out Financing Required Information and, within two (2) business days after the delivery of such notice by the Company, deliver a written notice to the Company to that effect (stating with specificity which Take-out Financing Required Information the Company has not delivered).

CONFIDENTIAL	EXHIBIT D

Project Orion
Form of Solvency Certificate

[•], 2015

Pursuant to Section [•] of the Credit Agreement, dated as of [•], 2015 (the Credit Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement), among Lannett Company, Inc., a Delaware corporation (the “Borrower”), the subsidiaries of the Borrower party thereto, the Lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, the undersigned hereby certifies, solely in such undersigned’s capacity as [Chief Financial Officer] of the Borrower, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions (as defined in the Credit Agreement), and after giving effect to the application of the proceeds of such indebtedness under such Transactions:

a.              The amount of the fair saleable value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, on a going concern basis exceeds:

(i)             the value of all liabilities of the Borrower and its Subsidiaries, on a consolidated basis, including contingent and other liabilities, as generally determined in accordance with applicable United States federal laws governing determinations of the insolvency of debtors; and

(ii)          the amount that will be required to pay the probable liabilities of the Borrower and its Subsidiaries, on a consolidated basis, on their existing debts (including contingent liabilities) as such debts become absolute and matured;

b.              The Borrower and its subsidiaries, on a consolidated basis, do not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged; and

c.               The Borrower and its subsidiaries, on a consolidated basis, will be able to pay their liabilities, including contingent and other liabilities, as they mature.

For purposes of this Certificate, each of the phrases “not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged” and “able to pay their liabilities, including contingent and other liabilities, as they mature” means that the Borrower and its subsidiaries, on a consolidated basis, will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet their obligations as they become due.

The undersigned is familiar with the business and financial position of the Borrower and its Subsidiaries.  In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and its Subsidiaries after consummation of the Transactions.

[REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate in such undersigned’s capacity as [chief financial officer] of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

By:
Name:
Title: